Exhibit 10.1
Execution Version

CREDIT, SECURITY AND GUARANTY AGREEMENT
dated as of February 17, 2023
by and among
APYX MEDICAL CORPORATION,
as Borrower and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers,
and
APYX CHINA HOLDING CORP.
as Guarantor and any additional guarantor that hereafter becomes party hereto, each as Guarantor, and collectively as Guarantors,
and
MIDCAP FUNDING IV TRUST,
as Agent,
MIDCAP FINANCIAL TRUST,
as Term Loan Servicer,
and
THE LENDERS
FROM TIME TO TIME PARTY HERETO

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

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MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

CREDIT, SECURITY AND GUARANTY AGREEMENT
This CREDIT, SECURITY AND GUARANTY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of February 17, 2023 by and among APYX MEDICAL CORPORATION, a Delaware corporation (“Apyx Medical”) and any additional borrower that may hereafter be added to this Agreement and each of their successors and permitted assigns (together with Apyx Medical , each individually as a “Borrower”, and collectively, the “Borrowers”), APYX CHINA HOLDING CORP., a Delaware corporation (“Apyx China Holding”) and any additional entities that become party hereto as Guarantors and each of their successors and permitted assigns (together with Apyx China Holdings, each individually, a “Guarantor” and collectively, with each of their successors and assigns, the “Guarantors”), MIDCAP FUNDING IV TRUST, as Agent, MIDCAP FINANCIAL TRUST, as Term Loan Servicer, and the financial institutions or other entities from time to time parties hereto, each as a Lender.
RECITALS
The Credit Parties have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Credit Parties, Lenders, Agent and Term Loan Servicer agree as follows:
ARTICLE 1 - DEFINITIONS
     Section 1.1    Certain Defined Terms. The following terms have the following meanings:
“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment or Term Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).
“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.
“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, and (c) all Proceeds of any of the foregoing.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition (including through licensing) of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a
MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) any merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other Person (but in each case excluding in-bound licenses of, and purchases of, over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business) or any assets constituting a business unit, line of business or division of such other Person.
“Additional Titled Agents” has the meaning set forth in Section 11.15.
“Advanced Energy Net Revenue” means, for any period, (a) the gross revenues of Credit Parties generated solely through the commercial sale of Advanced Energy Products by Credit Parties to third parties in the Ordinary Course of Business during such period, less (b)(i) trade, quantity and cash discounts allowed by Credit Parties in respect of such Products, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price of such Products, (iii) product returns and allowances with respect to such Products, (iv) allowances for shipping or other distribution expenses with respect to such Products, (iv) set-offs and counterclaims with respect to such Products, and (v) any other similar and customary deductions used by Borrower in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP (as applicable) and in the Ordinary Course of Business.
“Advanced Energy Products” means Renuvion® generators and disposable handpieces and related accessories.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected Lenders” has the meaning set forth in Section 11.17(c).
“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.
“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws or general or specific licenses administered by OFAC.

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“Applicable Margin” means (a) with respect to Revolving Loans, four percent (4.00%) and (b) with respect to Term Loans and all other Obligations, seven and thirty-five hundredths percent (7.35%).
“Applicable Minimum Advanced Energy Net Revenue Threshold” means (a) for each applicable Defined Period ending on or before December 31, 2025, the minimum Advanced Energy Net Revenue amount set forth on Schedule 6.1 attached hereto for such Defined Period and (b) for each applicable Defined Period ending after December 31, 2025, a minimum Advanced Energy Net Revenue amount determined by Agent in its reasonable discretion in consultation with Borrower Representative’s senior management and based on financial statements and projections delivered to Agent in accordance with Section 4.1, which amounts shall be notified to Borrower Representative by Agent in writing on or prior to March 15th of the year in with such Defined Period ends; provided that in no event shall the minimum Advanced Energy Net Revenue amount for any applicable Defined Period ending after December 31, 2025 be less than $70,000,000.
“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation, but excluding dispositions resulting from any casualty or other damage to, any property or asset) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or such Subsidiary.
“Assignment Agreement” means an assignment agreement in substantially the form attached hereto as Exhibit G or such other form that is acceptable to Agent and, as applicable, Borrower Representative.
“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 2.2(o).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law,

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regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.
“Base Rate” means a per annum rate of interest equal to the greater of (a) the Floor and (b) a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.
“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.
“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.2(o).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark

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Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(o) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 2.2(o).

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar sanctions list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law, or (f) any Person resident in, organized under the laws of or incorporated in a Sanctioned Country.
“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity (in each case, other than a Person that is explicitly excluded pursuant to clause (i) of the definition of “Disqualified Person”) that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business.
“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.
“Borrower Representative” means Apyx Medical, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.
“Borrowing Base” means, the sum of:
(a)the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of     the Eligible Accounts; plus

(b)the lesser of (i) forty percent (40%) multiplied by the Orderly Liquidation Value of the Eligible Inventory, or (ii) forty percent (40%) multiplied by the value of the Eligible Inventory, valued at the lower of first-in-first-out cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; minus

(c)the amount of any reserves and/or other adjustments provided for in this Agreement;

provided, that the Borrowing Base shall automatically be adjusted down, if necessary, such that the aggregate availability from Eligible Inventory shall never exceed an amount equal to thirty percent (30%) of the Revolving Loan Limit as of any date of determination.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

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“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by Law to close; provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.
“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease or finance lease on the balance sheet of such Person.
“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.
“Change in Control” means any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the combined voting power of all voting stock of Apyx Medical on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Apyx Medical cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) any

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Credit Party ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries (with the exception of Restricted JV Subsidiary and any Subsidiaries permitted to be dissolved, merged or otherwise disposed of to the extent otherwise permitted by this Agreement); (d) Apyx China Holding ceases to own 51% of the capital and voting stock of the Restricted JV Subsidiary, or (e) the occurrence of a “Change of Control”, “Fundamental Change”, “Change in Control”, “Deemed Liquidation Event” or terms of similar import under any document or instrument governing or relating to Debt of or Equity Interests of such Person. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Exchange Act of 1934.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” means all property, other than Excluded Property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.
“Commitment Annex” means Annex A to this Agreement.
“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as the Borrower and the other Credit Parties and such business accounts for all or substantially all the revenue or net income of such Person at the time of such determination.
“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (as defined in Section 2.2(o)), any technical, administrative or operational changes (including (a) changes to the definition of “Base Rate”, “Business Day”, “Interest Period”, “Reference Time” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of Section 2.8 (Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality) and (e) other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).
“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Apyx Medical (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

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“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.
“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.
“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a Product without its physical removal to some other location.
“Credit Card Cash Collateral Account” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (k) of the definition Permitted Debt and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such Credit Card Cash Collateral Account(s) does not, at any time, exceed $250,000 in the aggregate.
“Credit Party” means each Borrower and each Guarantor; and “Credit Parties” means all such Persons, collectively; provided, however, that, for the avoidance of doubt, in no event shall any Restricted Foreign Subsidiary, the Restricted Immaterial Subsidiary or the Restricted JV Subsidiary be deemed to be or otherwise required to be a “Credit Party” for purposes of this Agreement or the other Financing Documents.
“Credit Party Cash” means cash and Cash Equivalents of the Credit Parties that (a) are held in the name of a Credit Party in a Deposit Account or Securities Account located in the United States that is (subject to Section 7.4) subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent at bank or financial institution located in the United States and are otherwise subject to Agent’s first priority perfected security interest, (b) is not subject to any other Lien (other than Permitted Liens), (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction, and (d) and, except pursuant to the Financing Documents, is otherwise unrestricted.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) ”earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts, (i) all Debt of others Guaranteed by such Person, (j) all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing, and (k) obligations in respect of litigation settlement agreements or similar arrangements. Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Loans.
“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulted Lender” means, (i) so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms of any Financing Document, (ii) any Lender that has notified the Credit Parties or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), or (iii) any Lender that has, or has a direct or indirect parent company that has, (a) become the subject of any proceeding under the Bankruptcy Code or any other insolvency, debtor relief or debt adjustment or similar law (whether state, provincial, territorial, federal or foreign), or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (i) through (iii) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Agent and each Lender.
“Defined Period” means for any given calendar quarter or date of determination, the immediately preceding twelve (12) month period ending on the last day of such calendar quarter or if such date of determination is not the last day of a calendar quarter, the twelve (12) month period immediately preceding any such date of determination.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.
“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Credit Party and each financial institution in which such Credit Party maintains a Deposit Account (which is not an Excluded Account), which agreement provides that such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Credit Party, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall, at the direction of Agent, wire, or otherwise transfer, in immediately available funds, on a daily basis to the Revolving Loan Payment Account all funds received or deposited into such Lockbox or Lockbox Account.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that, within less than 91 days after the Termination Date, either by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other Equity Interests in such Person or of Apyx Medical that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other Equity Interests in such Person or of Apyx Medical that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt (other than Permitted Debt) or any other Equity Interest that would constitute Disqualified Equity Interests.
“Disqualified Person” means any Person (i) designated by the Borrower, by written notice delivered to and accepted by Agent on or prior to the Closing Date, as a Competitor or (ii) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clauses (i) above; provided, however, (x) Disqualified Person shall include any Person that is added as a Competitor, pursuant to a written supplement to the list of Competitors that are Disqualified Persons, that is delivered by Borrower to and accepted by Agent after the Closing Date and (y) in no event will a Bona Fide Lending Affiliate be a Disqualified Person unless it is explicitly identified under clause (i) above. Such supplement shall become effective upon delivery to Agent, and shall not apply retroactively to disqualify any assignment that was effective prior to the effective date of such supplement.
“Distribution” means as to any Person (a) any dividend or other distribution or payment (whether in cash, securities or other property) on, or in respect of, any Equity Interest in such Person (except those payable solely in its Equity Interests other than Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an Equity Interest in a Credit Party or a Subsidiary of a Credit Party (other than reasonable and customary (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party, (d) any lease or rental payments to an Affiliate or

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Subsidiary of a Credit Party, or (e) repayments of or debt service on loans or other indebtedness (other than conversion to Equity Interests other than Disqualified Equity Interests) held by an Affiliate of any Credit Party unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness.
“Dollars” or “$” means the lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Account” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business and originally in the name of a Borrower and not acquired via assignment or otherwise, and which Agent, in its good faith credit judgment and discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be (a) the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures. Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s Permitted Discretion. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:
(a)the Account remains unpaid more than one hundred eighty (180) days past the claim or invoice date (but in no event more than two hundred ten (210) days after the applicable goods or services have been rendered or delivered);
(b)the Account does not arise from the sale of Advanced Energy Products;
(c)the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(d)if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);
(e)if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;
(f)if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;
(g)the Account is subject to a Lien (other than Liens in favor of Agent or Permitted Liens that have been expressly subordinated to the Liens of Agent or that arise solely by operation of law), or Agent does not have a first priority, perfected Lien on such Account;
(h)the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;
(i)the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;
(j)more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);
(k)without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;
(l)(i) the total unpaid Accounts of the Account Debtor (other than MedShift) obligated on the Account exceed twenty percent (20%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) limitation shall be considered ineligible), or (ii) the total unpaid Accounts of MedShift exceed thirty percent (30%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of MedShift exceeding such thirty percent (30%) limitation shall be considered ineligible);
(m)any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect (with respect to covenants) or is incorrect in any material respect (with respect to representations and warranties);
(n)the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;
(o)the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement and Borrowers have otherwise complied with applicable statutes or ordinances necessary for Agent or Lenders to enforce their rights and collect amounts due in respect of such Account;
(p)the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;
(q)the Account Debtor has its principal place of business or executive office outside the United States or Canada;
(r)the Account is payable in a currency other than United States dollars;
(s)the Account Debtor is an individual;
(t)the Borrower owning such Account has not signed and delivered to Agent notices, to the extent requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;
(u)the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);
(v)the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than Permitted Liens arising solely by operation of law, Liens in favor of Agent or Liens that have been expressly subordinated to the Liens of Agent); or
(w)the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion and determined on the basis of borrowing base audits conducted by Agent in accordance with the terms of this Agreement or other information supplied by Borrower to Agent relating to the Borrowing Base or the Collateral included therein.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) so long as no Event of Default has occurred and is continuing, (i) “Eligible Assignee” shall not include any Credit Party or any of a Credit Party’s Subsidiaries, and (ii) without the consent of the Borrower Representative, no person shall qualify as an “Eligible Assignee” pursuant to clause (d) above to the extent such Person is a Disqualified Person, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment or any unfunded portion of the Term Loan Commitments shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment or Term Loan Commitments, or has been approved as an Eligible Assignee by Agent.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:
(a)such Inventory is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory) except for Permitted Liens arising solely by operation of law, Liens in favor of Agent or Liens that have been expressly subordinated to the Liens of Agent;
(b)such Inventory does not consist of Advanced Energy Products;
(c)such Inventory is placed on consignment or is in transit;
(d)such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except for Permitted Liens arising solely by operation of law and those in favor of Agent;
(e)such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality;
(f)such Inventory consists of marketing materials, display items or packing or shipping materials, manufacturing supplies or Work-In-Process;
(g)such Inventory is not subject to a first priority Lien in favor of Agent;
(h)such Inventory consists of goods that can be transported or sold only with licenses that are not readily available, obtained or assigned to Agent or of Hazardous Materials in concentrations or amounts that violate applicable Environmental Law;
(i)such Inventory is not covered by casualty insurance acceptable to Agent;
(j)any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;
(k)such Inventory is located (i) outside of the continental United States or (ii) on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $10,000;
(l)such Inventory is located on premises with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter acceptable in form and substance to Agent unless Agent has instituted a reserve in an amount equal to three (3) months’ rent or third party charges, as applicable, in respect of such location;
(m)such Inventory consists of (A) discontinued items, (B) slow-moving or excess items held in inventory, or (C) used items held for resale;
(n)such Inventory does not consist of finished goods;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(o)such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);
(p)such Inventory has an expiration date within the next six (6) months;
(q)such Inventory consists of products for which Borrowers have a greater than six (6) month supply on hand;
(r)such Inventory is held for rental or lease by or on behalf of Borrowers;
(s)such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory; or
(t)such Inventory fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion. Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.
“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Credit Party and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.
“Equipment” means “equipment” as defined in Article 9 of the UCC.
“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any Subsidiary has any liability, including on account of any member of the Controlled Group, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
“Erroneous Payment” has the meaning specified therefor in Section 13.20.
“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 13.20.
“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 13.20.
“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 13.20.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 10.1.
    “Excluded Accounts” means (a) segregated Deposit Accounts into which there is deposited no funds other than those intended solely to cover wages and payroll for employees of a Credit Party for a period of service no longer than two weeks at any time (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods, (b) segregated Deposit Accounts constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees, (c) segregated Deposit Accounts constituting trust, fiduciary and escrow accounts in which there is not maintained at any point in time funds on deposit greater than $100,000 in the aggregate for all such accounts, and (d) segregated Deposit Accounts or Securities Accounts holding cash or Cash Equivalents described in clauses (o), (p) and (q) of the definition Permitted Liens (and subject to the cap set forth therein); provided that the accounts described in clauses (a) through (d) above shall be used solely for the purposes described in such clauses.
    “Excluded Perfection Assets” means, collectively:
(a)Excluded Accounts;

(b)letter of credit rights with a value of less than $100,000 individually or $250,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(c)commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $250,000 in the aggregate for all such commercial tort claims;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(d)Electronic Chattel Paper or tangible Chattel Paper, in each case, with a value of less than $100,000 individually or $250,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement); and

(e)motor vehicles, aircraft and other assets subject to certificates of title with an aggregate net book value (as reasonably determined by the Borrowers) of less than $250,000 (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC).
“Excluded Property” means, collectively:
(a)any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall constitute a result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein or (ii) result in a breach or termination pursuant to the terms of, or default under, any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement;
(b)any governmental licenses or state or local franchises, charters and authorizations, to the extent that Agent may not validly possess a security interest in any such license, franchise, charter or authorization under applicable Law;
(c)any asset which is subject to a purchase money Lien or Capital Lease permitted hereunder to the extent the granting of a security interest in such asset is prohibited pursuant to the terms of the contract governing such purchase money Lien or Capital Lease;
(d)any “intent-to-use” trademarks or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051 Section 1(c) or Section 1(d), respectively or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively by the United States Patent and Trademark Office; and
(e)during the Sale Leaseback Period, the Real Property (except for all Proceeds in respect thereof); provided, however, that, upon the expiration of the Sale Leaseback Period and continuing at all times thereafter, the Real Property no longer constitutes “Excluded Property” pursuant to this clause (e) and “Collateral” shall immediately include the Real Property automatically and without notice thereof and Credit Parties shall take all such actions pursuant to Section 4.11 to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Real Property;
provided that (x) any such limitation described in the foregoing clauses (a) and (b) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such contract, agreement, permit, lease or license or in any applicable Law, to the extent sufficient to permit any such item to become Collateral

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all products and Proceeds (and rights to the Proceeds) from the sale of, any Excluded Property shall be and at all times remain subject to the security interests created by this Agreement (unless such Proceeds would independently constitute Excluded Property).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, Term Loan Servicer, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of the Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, Term Loan Servicer, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, Term Loan Servicer’s any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, Term Loan Servicer, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under Section 2.8(i) or Section 11.17(c) or (ii) such Lender changes its lending office for funding its Loan, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Revolving Loan Commitments or Term Loan Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to Agent’s, Term Loan Servicer’s, such Lender’s or such recipient’s failure to comply with Section 2.8(c); and (d) any U.S. federal withholding taxes imposed in respect of a Lender under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement’s principal purposes deals with the implementation of such sections of the Code.
“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.
“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.
“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.
“Fee Letter” means each agreement between Agent (and to the extent applicable Term Loan Servicer) and Borrower relating to fees payable to Agent and/or Lenders in connection with this Agreement.
“Financing Documents” means this Agreement, any Notes, the Security Documents, each Fee Letter, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt are subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“Floor” means the rate per annum of interest equal to two and one-half percent (2.50%).
“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.
“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.
“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.
“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means each Credit Party (other than a Borrower) that has executed or delivered, or shall in the future execute or deliver, this Agreement as a Guarantor or any other Guarantee of any portion of the Obligations.
“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.
“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.
“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any medical device or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA or otherwise by the FDA, and similar state or foreign laws, controlled substance laws, consumer product safety laws, Medicare, Medicaid, TRICARE, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.
“Instrument” means “instrument”, as defined in Article 9 of the UCC.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.
“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make, commit to make or otherwise consummate any Acquisition, or (c) make, purchase or hold any advance, loan, extension of credit or capital contribution to or in, or any other investment in, any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
“IRS” has the meaning set forth in Section 2.8(c)(i).
“Joinder Requirements” has the meaning set forth in Section 4.11(c).
“L/C Cash Collateral Accounts” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (h) of the definition Permitted Contingent Obligations and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such L/C Cash Collateral Accounts does not, at any time, exceed $250,000 in the aggregate.
“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws, Environmental Laws and applicable U.S. and non-U.S. export control laws and regulations, including without limitation the Export Administration Regulations.
“Lender” means each of (a) MidCap Financial Trust, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Credit Party or any Subsidiary thereof shall be deemed to own subject to a

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.
“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.
“Loan Account” means the Term Loan Account or the Revolving Loan Account, as applicable.
“Loan(s)” means the Term Loan, the Revolving Loans and each and every advance under the Term Loan, or any combination of the foregoing, as the context may require. All references herein to the “making” of a Loan or words of similar import mean, with respect to the Term Loan, the making of any advance in respect of a Term Loan.
“Lockbox” has the meaning set forth in Section 2.11(a).
“Lockbox Account” means a segregated account or segregated accounts maintained at the Lockbox Bank into which collections of Accounts are paid.
“Lockbox Bank” has the meaning set forth in Section 2.11.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.
“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc.
“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business, properties, or prospects of the Credit Parties taken as a whole, (b)  the ability of the Credit Parties (taken as a whole) to perform their obligations under this Agreement or any of the other Financing Documents, (c) the validity or enforceability of any Financing Document or the rights, remedies or benefits available to Agent, Term Loan Servicer, or Lenders under this Agreement or any other Financing Document, (d) the validity, perfection or priority of any Lien granted in favor of the Agent or the Lenders pursuant to this Agreement or any other Financing Document, except solely as a result of any action or inaction of Agent or any Lender (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents) (e) the value of any material Collateral, or (f) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Contracts” means (a) the agreements listed on Schedule 3.17, and (b) any other agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.
“Material Intangible Assets” means all of (a) Intellectual Property owned by the Credit Parties or their Subsidiaries and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property not owned by a Credit Party or a Subsidiary thereof, in each case, that are material to

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

the condition (financial or otherwise), business or operations of the Credit Parties and their Subsidiaries (taken as a whole), as determined by Agent in its reasonable discretion.
“Maturity Date” means February 1, 2028.
“Maximum Lawful Rate” has the meaning set forth in Section 2.7.
“MCF” means MidCap Funding IV Trust, a Delaware statutory trust, and its successors and assigns.
“Minimum Balance” means, at any time, an amount that equals the product of: (a) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (b) the Minimum Balance Percentage for such month.
“Minimum Balance Fee” means a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month (without giving effect to the clearance day calculations referenced above or in Section 2.2(a)) from (ii) the Minimum Balance multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month (or, during the existence of an Event of Default, the default rate of interest set forth in Section 10.5(a)).
“Minimum Balance Percentage” means thirty percent (30%).
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Credit Party or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.
“Non-Funding Lender” has the meaning set forth in Section 11.18.
“Notes” has the meaning set forth in Section 2.3.
“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.
“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. Obligations does not include obligations under any warrants issued to Agent or a Lender.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Agent, in its Permitted Discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis, as reflected in the most recent appraisal delivered hereunder.
“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of business of such Credit Party or Subsidiary, as conducted by such Credit Party or Subsidiary in accordance with past practices and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.
“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other Equity Interests of such Person.
“Other Connection Taxes” means taxes imposed as a result of a present or former connection between Agent, Term Loan Servicer or any Lender and the jurisdiction imposing such tax (other than connections arising from Agent, Term Loan Servicer or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).
“Participant” has the meaning set forth in Section 11.17.
“Participant Register” has the meaning set forth in Section 11.17(a)(iii).
“Payment Account” means, as applicable, the Term Loan Payment Account or the Revolving Loan Payment Account.
“Payment Recipient” has the meaning specified therefor in Section 13.20 of this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
“Permit” means all licenses, certificates, accreditations, product clearances or approvals, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of the Credit Parties or any of their Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of the Credit Parties or any of their Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.
“Permitted Acquisition” means any Acquisition by a Credit Party, in each case, to the extent that each of the following conditions shall have been satisfied or waived in writing by the Agent:
(a)the Credit parties shall have delivered to Agent at least ten (10) Business Days prior written notice (or such shorter period as Agent may determine in its sole discretion) before the execution of any documents (other than a non-binding summary of terms, letter of intent or similar agreement) related to such proposed acquisition, including a reasonably detailed description of the terms and conditions of such Acquisition (which may be included in the notice provided);
(b)as soon as available, but at least ten (10) Business Days before the consummation of such Acquisition (or such shorter time as Agent may agree), Credit Parties shall have provided to Agent such information and documents that Agent may reasonably request, including the following, (i) to the extent available legal due diligence materials then in existence, (ii) financial information, sources of the funding, related to such Acquisition, and (iii) the agreements, documents and instruments pursuant to which such Acquisition is to be consummated;
(c)(i) Credit Parties shall and shall cause their Subsidiaries (including any new Subsidiary as required by Section 4.11) to execute and deliver the agreements, instruments and other documents required by Section 4.11 and as otherwise necessary or desirable by Agent to perfect Agent’s Liens in respect of any new Collateral resulting from the acquisition, in each case in the time periods required thereunder (ii) the Credit Parties and any new Subsidiary shall comply with the Joinder Requirements set forth in Section 4.11;
(d)with respect to any Acquisition involving an in-license to a Credit Party, all such in-licenses or agreements related thereto shall constitute “Collateral” and Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents;
(e)there is no Debt or Liens incurred, created or assumed (other than Permitted Debt and Permitted Liens) in connection with such Acquisition;
(f)such acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Person being acquired, in each case as required by such Person’s organizational documents;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(g)all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Laws;
(h)no Default or Event of Default shall have occurred, be continuing or would exist after giving effect to such Acquisition;
(i)the Acquisition would not result in a Change in Control and each Borrower remains a surviving legal entity after such Acquisition;
(j)the target so acquired or the assets of the target so acquired, as the case may be, shall be in or reasonably related or ancillary to the business of Credit Parties;
(k)Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition, that Credit Parties are in compliance with the financial covenants set forth in Article 6 hereof;
(l)if the Acquisition is an equity purchase or merger, the target and its Subsidiaries must have as its jurisdiction of formation a state within the United States and if the Acquisition is an asset purchase, not less than 90% of the fair market value of all of the assets so acquired shall be located within (or in the case of Registered Intellectual Property, registered in) the United States;
(m)the consideration payable by such Credit Party or such Subsidiary consists solely of (x) noncash equity interests (other than Disqualified Stock) in Apyx Medical so long as no Change in Control results and/or (y) cash not to exceed in the aggregate the cap set forth in clause (n) below;
(n)(i) the sum of all cash and Cash Equivalents paid or payable as consideration in connection with all Permitted Acquisitions (including all Debt, liabilities and Contingent Obligations (in each case to the extent otherwise permitted hereunder) incurred or assumed and the maximum amount of any earn-out, milestone or comparable payment obligation in connection therewith, regardless of whether or not reflected on a consolidated balance sheet of Borrower) shall not exceed $2,000,000 in the aggregate over the term of this Agreement; and
(o)Agent has received, five (5) Business Days prior to the consummation of such proposed Acquisition, updated financial projections, in form and substance reasonably satisfactory to Agent, for the immediately succeeding four (4) fiscal quarters following the proposed consummation of the Acquisition beginning with the quarter during which the Acquisition is to be consummated.
(p)Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Asset Dispositions” means the following Asset Dispositions:

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(a)dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale;
(b)dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines in good faith is no longer used or useful in the business of such Credit Party and its Subsidiaries and with a fair salable value not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate for all such furniture, fixtures and equipment in any calendar year;
(c)expiration, forfeiture, invalidation, cancellation, abandonment or lapse (including, without limitation, the narrowing of claims) of Intellectual Property (other than Material Intangible Assets) that is, in the reasonable good faith judgment of a Credit Party, no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;
(d)Permitted Licenses;
(e)dispositions consisting of the use or payment of cash or Cash Equivalents in the Ordinary Course of Business for equivalent value and in a manner that is not prohibited by the terms of this Agreement or the other Financing Documents;
(f)(i) Asset Dispositions from a Credit Party to any other Credit Party (except any Asset Dispositions to Apyx China Holding), (ii) Asset Dispositions from any Restricted Foreign Subsidiaries to any Credit Party (other than Apyx China Holding), (iii) Asset Dispositions from any Restricted Foreign Subsidiary to another Restricted Foreign Subsidiary;
(g)sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts (other than Eligible Accounts included in the Borrowing Base) in connection with the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement;
(h)to the extent constituting an Asset Disposition, the granting of Permitted Liens;
(i)(i) any termination of any lease, sublease, license or sub-license (other than any licenses constituting Material Contracts or Material Intangible Assets) in the Ordinary Course of Business (and any related Asset Disposition of improvements made to leased real property resulting therefrom), (ii) any expiration of any option agreement in respect of real or personal property, and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the Ordinary Course of Business;
(j)dispositions of tangible personal property (and not, for the avoidance of doubt, any Intellectual Property or other General Intangibles) so long as (i) the assets subject to such Asset Dispositions are sold for fair value, as determined by the Borrowers in good faith, (ii) at least 75% of the consideration therefor is cash or Cash Equivalents, (iii) the aggregate amount of such Asset Dispositions in any calendar year does not exceed $500,000, and (iv) no Event of Default has occurred and is continuing or would result from the making of such disposition; and

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(k)dispositions of the Real Property pursuant to the Permitted Sale Leaseback.
“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.
“Permitted Contingent Obligations” means
(a)Contingent Obligations arising in respect of the Debt under the Financing Documents;
(b)Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;
(c)Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than a Permitted Refinancing);
(d)Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed Two Hundred Fifty Thousand ($250,000) in the aggregate at any time outstanding;
(e)Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;
(f)Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6 or in connection with any other commercial agreement entered into by a Credit Party or a Subsidiary thereof in the Ordinary Course of Business;
(g)so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Credit Party or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;
(h)Contingent Obligations existing or arising in connection with any letter of credit for the primary purpose of securing a lease of real property in the Ordinary Course of Business, provided that the aggregate amount of all such letter of credit reimbursement obligations

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

does not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding;
(i)Contingent Obligations arising under guarantees by a Credit Party of Debt or other obligations, which Debt or other obligations are otherwise permitted hereunder; provided, however, that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(j)unsecured Contingent Obligations arising of with respect to customary indemnification obligations, adjustment of purchase price or similar obligations any Credit Party, to the extent such Contingent Obligations arise in connection with a Permitted Acquisition and do not cause the Borrowers or their Subsidiaries to exceed the cap on Acquisition Consideration set forth in clause (n) of the definition of Permitted Acquisition; and

(k)other Contingent Obligations not permitted by clauses (a) through (i) above, not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time outstanding.
“Permitted Debt” means:
(a)Credit Parties Debt to Agent and each Lender under this Agreement and the other Financing Documents;
(b)Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;
(c)purchase money Debt and Capital Leases not to exceed $500,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely to acquire Equipment used in the Ordinary Course of Business and secured only by such Equipment and any Permitted Refinancing thereof;
(d)Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than any Permitted Refinancing thereof);
(e)so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or a Subsidiary in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;
(f)Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;
(g)Debt consisting of unsecured intercompany loans and advances incurred by (1) any Credit Party owing to any other Credit Party, (2) any Credit Party owing to any Restricted Foreign Subsidiary, (3) any Restricted Foreign Subsidiary owing to any other Restricted Foreign Subsidiary, or (4) any Restricted Foreign Subsidiary owing to any Credit Party so long as such Debt constitutes a Permitted Investment of the applicable Credit Party pursuant to clause (i) of the definition of Permitted Investments and, in each case; provided that any such Debt owed by a Credit Party shall, at the request of Agent, be subordinated to the payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Agent;
(h)Subordinated Debt;
(i)to the extent also constituting Debt (without duplication), Permitted Contingent Obligations;
(j)Debt in respect of netting services, overdraft protections and other like services, in each case incurred in the Ordinary Course of Business;
(k)Debt, in an aggregate amount not to exceed $250,000 at any time outstanding, in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services, in each case, incurred in the Ordinary Course of Business; provided that, to the extent such Debt is secured, it is secured solely by cash collateral held in a Credit Card Cash Collateral Account; and
(l)other unsecured Debt (not for borrowed money) not to exceed $250,000 in the aggregate at any time at any time outstanding.
“Permitted Discretion” mean a determination made in good faith and in the exercise of reasonable business judgment.
“Permitted Distributions” means the following Distributions:
(a)Distributions by any Subsidiary of a Credit Party to a Credit Party;
(b)dividends payable solely in common Equity Interests (other than Disqualified Equity Interests) so long as such dividends do not result in a Change in Control;
(c)repurchases of stock of current or former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate per fiscal year;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(d)distributions of Equity Interests (other than Disqualified Equity Interests) upon the conversion or exchange of Equity Interests (including options and warrants) or Subordinated Debt;
(e)cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for capital stock, or in connection with dividends, share splits, reverse share splits (or any combination thereof) and other Investments permitted hereunder, in an aggregate maximum amount not to exceed One Hundred Thousand Dollars ($100,000) in any fiscal year; and
i.
(f)unsecured earn-out obligations and other similar contingent purchase price obligations constituting Acquisition Consideration and incurred in connection with a Permitted Acquisition (and not including any seller notes or other non-contingent Debt unless otherwise constituting Permitted Debt), in an amount not to exceed the cap set forth in clause (n) of the definition of Permitted Acquisitions after taking into account all other Acquisition Consideration paid or payable by Borrowers during the term of this Agreement; provided that no payment shall be made in respect of such obligations if an Event of Default has occurred and is continuing or would result from such payment.

“Permitted Investments” means:
(a)Investments shown on Schedule 5.7 and existing on the Closing Date;
(b)to the extent constituting an Investment, the holding by a Person of cash and Cash Equivalents owned by such Person;
(c)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;
(d)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries (other than Restricted Foreign Subsidiaries) pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body) in the Ordinary Course of Business, but the aggregate of all such loans and advances outstanding pursuant to this clause (d) may not exceed $250,000 at any time;
(e)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;
(f)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Business, provided, however, that this clause (f) shall not apply to Investments of any Credit Party in any Subsidiary;
(g)Investments consisting of Deposit Accounts or Securities Accounts in which Agent has received a Deposit Account Control Agreement or Securities Account Control Agreement, except in the case of Excluded Accounts;
(h)Investments by (1) any Credit Party in any other Credit Party (other than Apyx China Holding), (2) any Credit Party in Apyx China Holding of cash and Cash Equivalents for the purpose of Apyx China Holding making the Investments permitted pursuant to clause (j) of the definition of Permitted Investments so long as the aggregate amount of such Investments made in Apyx China Holding pursuant to this subclause (2) does not, at any time, exceed $250,000 in any calendar year, (3) any Restricted Foreign Subsidiary in any other Restricted Foreign Subsidiary; and (4) any Restricted Foreign Subsidiary in any Borrower or Guarantor; provided that all obligations of the Credit Parties in connection with any Investment by a Restricted Foreign Subsidiary in any Credit Party (other than in the form of Equity Interests not constituting Disqualified Equity Interests) shall be subordinated to the Obligations pursuant to a Subordination Agreement;
(i)so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and Cash Equivalents by Credit Parties in a Restricted Foreign Subsidiary but solely to the extent that (x) the aggregate amount of such Investments (including payments in respect of intercompany Debt or in connection with intercompany transfer pricing and cost-plus pricing arrangements) made with respect to all Restricted Foreign Subsidiaries does not, at any time, exceed $1,000,000 in any calendar year, and (y) with respect to any individual Restricted Foreign Subsidiary, the amount of such Investments in such Restricted Foreign Subsidiary at any time outstanding does not exceed the amount necessary to fund the current monthly operating expenses of such Restricted Foreign Subsidiary (taking into account their revenue from other sources; provided that in no event shall any Investment be made pursuant to this clause (i) unless Credit Parties are in compliance with Section 5.19(a) before and after giving effect to such Investment;
(j)so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and Cash Equivalents by Apyx China Holding in the Restricted JV Subsidiary but solely to the extent that (x) the aggregate amount of such Investments (including payments in respect of intercompany Debt or in connection with intercompany transfer pricing and cost-plus pricing arrangements) made with respect to the Restricted JV Subsidiary does not, at any time, exceed $250,000 in any calendar year, and (y) the amount of such Investments in the Restricted JV Subsidiary at any time outstanding does not exceed the amount necessary to fund the current monthly operating expenses of such Restricted JV Subsidiary (taking into account its revenue from other sources and other investments in the Restricted JV Subsidiary from its equityholders);
(k)Investments constituting Permitted Acquisitions;
(l)the granting of Permitted Licenses;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(m)Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the Ordinary Course of Business; and
(n)so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and Cash Equivalents in an amount not exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time outstanding.
“Permitted License” means any non-exclusive license or sublicense of discrete Intellectual Property rights of Credit Parties or their Subsidiaries so long as all such licenses or sublicenses (a) are granted to third parties in the Ordinary Course of Business, (b) do not result in a legal transfer of title to the licensed property, (c) have been granted in exchange for fair consideration on commercially reasonable terms, and (d) no Event of Default has occurred and is continuing or would result from the granting of such license or sublicense.
“Permitted Liens” means:
(a)deposits or pledges of cash arising in the Ordinary Course of Business to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Credit Party’s or its Subsidiary’s employees, if any;
(b)deposits or pledges of cash and Cash Equivalents in the Ordinary Course of Business to secure, without duplication, (i) leases and other obligations of like nature arising in the Ordinary Course of Business and (ii) Permitted Contingent Obligations described in clause (h) of the definition thereof;
(c)carrier’s, warehousemen’s, mechanic’s, workmen’s, landlord’s materialmen’s or other like Liens on Collateral arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest;
(d)Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;
(e)attachments, stay or appeal bonds, judgments and other similar Liens on Collateral for sums not exceeding $250,000 in the aggregate and arising in connection with court proceedings that do not constitute an Event of Default; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;
(f)Liens with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Credit Parties’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Credit Party or any Subsidiary and which, in the

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents;
(g)Liens and encumbrances in favor of Agent under the Financing Documents;
(h)Liens, other than on Collateral that is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 5.2 on the Closing Date and Liens granted in a Permitted Refinancing of the obligations or liabilities secured by such Liens;
(i)any Lien on any Equipment and the proceeds thereof securing Debt permitted under clause (c) of the definition of Permitted Debt; provided, however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof and Liens incurred in a Permitted Refinancing of such Debt secured by such Liens;
(j)to the extent constituting a Lien, the granting of a Permitted License;
(k)purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the Ordinary Course of Business;
(l)Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted clause (f) of the definition of Permitted Debt;
(m)Liens that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to Deposit Accounts or Securities Accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the Ordinary Course of Business
(n)Leases or subleases of real property granted in the Ordinary Course of Business;
(o)Liens, deposits and pledges encumbering cash and Cash Equivalents with a value not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time, to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, indemnity, performance or other similar bonds or other similar obligations arising in the Ordinary Course of Business;
(p)Liens solely in respect of the Credit Card Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (k) of the definition of Permitted Debt;
(q)Liens solely in respect of the L/C Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (h) of the definition of Permitted Contingent Obligations;
(r)that certain judgment Lien number J22000160137 filed with the Florida Secretary of State on April 1, 2022; provided that that the execution or other enforcement of such Liens is effectively stayed and such the claims secured by such Lien remain fully bonded

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

by that certain Supersedeas Bond issued by the Federal Insurance Company and approved by the District Court, Mesa County, Colorado on April 8, 2022; and
(s)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business.
“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective.
“Permitted Refinancing” means Debt constituting a refinancing, extension or renewal of Debt; provided that the refinanced, extended, or renewed Debt (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended (plus any reasonable and customary interest, fees, premiums and costs and expenses) (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction (except for the Permitted Sale Leaseback), (d) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended, (e) the obligors of which are the same as the obligors of the Debt being refinanced or extended, (f) is otherwise on terms no less favorable to Credit Parties and their Subsidiaries, taken as a whole, than those of the Debt being refinanced or extended, and (g) no Event of Default has occurred and is continuing at the time such refinancing, extension or renewal occurs or would result therefrom.
“Permitted Sale Leaseback” means a sale of the Real Property by Borrower to a purchaser reasonably acceptable to Agent and the contemporaneous leaseback of the Real Property by Borrower, to the extent that each of the following conditions shall have been satisfied or waived in writing by the Agent:
(a)the sale leaseback transaction shall be consummated during the Sale Leaseback Period;
(b)the only property of the Borrower and its Subsidiaries subject to the sale leaseback transaction is the Real Property;
(c)at the time of such sale leaseback transaction and after giving effect thereto, no Default or Event of Default has occurred and is continuing;
(d)the sales leaseback is consummated pursuant to an agreement that is in form and substance reasonably satisfactory to Agent (the “Sale Leaseback Agreement”);
(e)the unrestricted net cash proceeds (subject to no clawback, escrow or other terms limiting the Credit Parties’ ability to freely use such proceeds) received by the Credit Parties upon the consummation of such sale leaseback transaction are in an amount reasonably satisfactory to Agent;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(f)all transactions in connection with such sale leaseback transaction shall be consummated in accordance with both (i) applicable Law and (ii) the Sale Leaseback Agreement;
(g)no Debt or Liens are assumed or created (other than Permitted Debt and Permitted Liens) in connection with such sale leaseback transaction;
(h)the Credit Parties shall have delivered to Agent a duly executed landlord agreement from the lessor of the Real Property, which agreement is in form and substance reasonably satisfactory to Agent; and
(i)the Credit parties shall have delivered to Agent at least five (5) Business Days prior to the consummation of such sale leaseback transaction duly executed copies of the Sale Leaseback Agreement and all material agreements executed in connection therewith.
“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.
“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, executed by certain Credit Parties in favor of Agent, for the benefit of Lenders, covering all the Equity Interests respectively owned by the Credit Parties, as amended, restated, or otherwise modified from time to time.
“Prepayment Fee” has the meaning set forth in Section 2.2(h).
“Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan Tranche 1 and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan Tranche 1, the Term Loan Tranche 1 Commitment Percentage of such Lender; provided that if the Term Loan Tranche 1 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan Tranche 1 and the denominator shall be the aggregate unpaid principal amount of the Term Loan Tranche 1, (b) with respect to a Lender’s obligation to make advances in respect of a Term Loan Tranche 2 and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan Tranche 2, the Term Loan Tranche 2 Commitment Percentage of such Lender; provided that if the Term Loan Tranche 2 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan Tranche 2 and the denominator shall be the aggregate unpaid principal amount of the Term Loan Tranche 2, (c) with respect to a Lender’s obligation to make advances in respect of a Term Loan Tranche 3 and such Lender’s right to receive payments of principal, interest and fees with respect to the Term Loan Tranche 3, the Term Loan Tranche 3 Commitment Percentage of such Lender; provided that if the Term Loan Tranche 3 Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan Tranche 3 and the denominator shall be the aggregate unpaid principal amount of the Term Loan Tranche 3, (d) with respect to a Lender’s obligation to make Revolving Loans, and such Lender’s right to receive any fee payable to or for the benefit of the Revolving Lenders, the Revolving Loan Commitment Percentage of such Lender, (e) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto, and (f) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount (or, in the event the Revolving Loan Commitment shall have been

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

reduced to zero, such Lender’s then existing Revolving Loan Outstandings), the then remaining Term Loan Commitment Amount, and the then outstanding principal advances under the Term Loan of such Lender, by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been reduced to zero, the then existing Revolving Loan Outstandings), the then remaining Term Loan Commitment, and the then outstanding principal advances under the Term Loans of all Lenders.
“Proceeding” means any suit, formal charge, complaint, action or hearing, whether judicial or administrative, before any Governmental Authority or arbitrator.
“Proceeds” means “proceeds” (as defined in Article 9 of the UCC).
“Products” means, from time to time, any products currently manufactured, sold, developed, tested or marketed by any Credit Party or any of its Subsidiaries, including without limitation, those products set forth on Schedule 4.17 (as updated from time to time in accordance with Section 4.15); provided, that, for the avoidance of doubt, any new Product not disclosed on Schedule 4.17 shall still constitute a “Product” as herein defined.
“Protective Advance” means all sums expended by Agent in accordance with the provisions of Section 10.4 to (a) protect the priority, validity and enforceability of any lien on, and security interests in, any Collateral and the instruments evidencing and securing the Obligations, (b) prevent the value of any Collateral from being diminished, or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.
“Real Property” means the land and improvements thereon located at 5115 Ulmerton Road, Clearwater, FL 33760.
“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.
“Reference Time” means approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to the first day of each calendar month. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.
“Register” has the meaning set forth in Section 11.17(a)(iii).
“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.
“Regulatory Reporting Event” has the meaning set forth in Section 4.17.
“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, or any other applicable Governmental Authority, necessary for (a) the testing, manufacture, marketing or sale of any Product by any applicable Credit Party or its Subsidiaries as such activities are

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

being conducted by such Credit Party and its Subsidiaries with respect to such Product at such time, and those issued by State governments or foreign governments for the conduct of any Credit Party’s or any Subsidiary’s business or (b) the operation by any applicable Credit Party or its subsidiaries of any manufacturing facility or other similar operation.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Removal” means the physical removal of a Product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.
“Replacement Lender” has the meaning set forth in Section 11.17(c).
“Required Lenders” means at any time Lenders holding (a) of more than fifty percent (50%) the sum of the Revolving Loan Commitments, the remaining Term Loan Commitments, and the then outstanding principal advances under the Term Loans (taken as a whole) or (b) if the Revolving Loan Commitments has been reduced to zero, more than fifty percent (50%) of the sum of the then aggregate outstanding principal balance of the Revolving Loans, the remaining Term Loan Commitments, and the then outstanding principal advances under the Term Loans (taken as a whole).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary or any other officer of the applicable Credit Party acceptable to Agent.
“Restricted Foreign Subsidiary” means (a) Apyx Bulgaria EOOD, a company organized under the laws of Bulgaria, and (b) each other direct and indirect Subsidiary of Apyx Medical (other than the Restricted JV Subsidiary) formed or acquired after the Closing Date and not organized under the laws of the United States, Washington, D.C. or any state thereof; provided that (i) for the avoidance of doubt, the Restricted JV Subsidiary shall not constitute a Restricted Foreign Subsidiary and (ii) no foreign Subsidiary that becomes a Credit Party pursuant to Section 4.11(e) shall be a “Restricted Foreign Subsidiary” for purposes of this Agreement or the other Financing Documents.
“Restricted Immaterial Subsidiary” means Bovie Medical, LLC, a Delaware limited liability company.
“Restricted JV Subsidiary” means Apyx SY Medical Devices (NINGBO) Co., LTD.
“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of Zero Dollars ($0) (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of Zero Dollars ($0)).
“Revolving Loan Account” has the meaning set forth in Section 2.6(b).
“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.
“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Amount” (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be Zero Dollars ($0)), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date shall be $10,000,000.
“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.
“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.
“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.
“Revolving Loan Outstandings” means, at any time of calculation, without duplication (a)  the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.
“Revolving Loan Payment Account” means the account specified on the Agent’s signature page hereto as the Revolving Loan Payment Account, into which all payments by or on behalf of each Borrower to Agent (other than payments of principal, interest, fees, expenses, charges and all other amounts owing solely in respect of the Term Loans) under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.
“Revolving Loans” has the meaning set forth in Section 2.1(b).
“Sale Leaseback Period” means the period beginning on the Closing Date and ending on the date that is ninety (90) days after the Closing Date (or such later date as Agent may agree in writing in its sole discretion).
“Sanctioned Country” means any country or territory that is itself subject to comprehensive sanctions maintained by OFAC including at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions.
“SEC” means the United States Securities and Exchange Commission.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Credit Party.
“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Agent, among Agent, any applicable Credit Party and each securities intermediary in which such Credit Party maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.
“Security Document” means this Agreement, the Pledge Agreement, and each other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.
“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.
“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its Permitted Discretion).
“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.
“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 2.2(o), such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than the Floor.
“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.
“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.
“Stated Rate” has the meaning set forth in Section 2.7.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Subordinated Debt” means any Debt of Credit Parties incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent. As of the Closing Date, there is no Subordinated Debt.
“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there are no Subordinated Debt Documents.
“Subordination Agreement” means each agreement between Agent and another creditor of Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.
“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of fifty percent (50%) or more of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Credit Party.
“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by a Credit Party to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.
    “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Lender” means a Lender with a Term Loan Commitment or a portion of the outstanding Term Loans.
“Term Loan” means, collectively, the Term Loan Tranche 1, the Term Loan Tranche 2 and the Term Loan Tranche 3.
“Term Loan Account” has the meaning set forth in Section 2.6(c).

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Term Loan Commitment Amount” means, with respect to each Lender, the sum of such Lender’s Term Loan Tranche 1 Commitment Amount, Term Loan Tranche 2 Commitment Amount and Term Loan Tranche 3 Commitment Amount.
“Term Loan Commitment Percentage” means, as to any Lender with respect to each of such Lender’s Term Loan Commitments, (a) on the Closing Date, with respect to each tranche of the Term Loan, the applicable percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Tranche 1 Commitment Percentage”, “Term Loan Tranche 2 Commitment Percentage” and “Term Loan Tranche 3 Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, as applicable to each tranche of Term Loan, the percentage equal to (i) the Term Loan Tranche 1 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 1 Commitments on such date, (ii) the Term Loan Tranche 2 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 2 Commitments on such date, or (iii) the Term Loan Tranche 3 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 3 Commitments on such date.
“Term Loan Commitments” means the Term Loan Tranche 1 Commitments, the Term Loan Tranche 2 Commitments, and the Term Loan Tranche 3 Commitments. For the avoidance of doubt, the aggregate Term Loan Commitments of all Lenders on the Closing Date shall be $25,000,000.
“Term Loan Payment Account” means the account specified on the Term Loan Servicer’s signature page hereto as the Term Loan Payment Account, into which all payments by or on behalf of each Borrower to Agent of principal, interest, fees, expenses, charges and all other amounts owing solely in respect of the Term Loans under the Financing Documents shall be made, or such other account as Term Loan Servicer shall from time to time specify by notice to Borrower Representative.
“Term Loan Servicer” MidCap Financial Trust, in its capacity as Term Loan Servicer for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MidCap Financial Trust in such capacity.
“Term Loan Tranche 1” has the meaning set forth in Section 2.1(a)(i)(A).
“Term Loan Tranche 1 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 1 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 1 Commitments” means the sum of each Lender’s Term Loan Tranche 1 Commitment Amount.
“Term Loan Tranche 2” has the meaning set forth in Section 2.1(a)(i)(B).
“Term Loan Tranche 2 Activation Date” means June 30, 2023.
“Term Loan Tranche 2 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 2 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“Term Loan Tranche 2 Commitment Termination Date” means the earlier of (a) December 31, 2023 and (b) the date on which Agent provides notice to the Credit Parties, following the occurrence of an Event of Default (which has not been waived or cured as of the date such notice is given), that the Term Loan Tranche 2 Commitments have been terminated.
“Term Loan Tranche 2 Commitments” means the sum of each Lender’s Term Loan Tranche 2 Commitment Amount.
“Term Loan Tranche 3” has the meaning set forth in Section 2.1(a)(i)(C).
"Term Loan Tranche 3 Activation Date” means January 1, 2024.
“Term Loan Tranche 3 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 3 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.
“Term Loan Tranche 3 Commitment Termination Date” means the earlier of (a) September 30, 2024 and (b) the date on which Agent provides notice to the Credit Parties, following the occurrence of an Event of Default (which has not been waived or cured as of the date such notice is given), that the Term Loan Tranche 3 Commitments have been terminated.
“Term Loan Tranche 3 Commitments” means the sum of each Lender’s Term Loan Tranche 3 Commitment Amount.
“Term SOFR” means the greater of (x) the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Interest Period plus 0.10% and (y) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.2(o), in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.
“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” means the United States of America.
“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).
“Withholding Agent” means any Borrower, Agent or Term Loan Servicer, as applicable.
“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices for release and delivery to customers.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Credit Party and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
Section 1.3Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable. All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person.
Section 1.4Settlement and Funding Mechanics. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.
Section 1.5Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.
Section 1.6Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).
ARTICLE 2 - LOANS
Section 2.1    Loans.
(a) Term Loans.
(i) Term Loan Amounts.
(A)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 1 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan on the Closing Date in an original aggregate principal amount equal to the Term Loan Tranche 1 Commitments (the “Term Loan Tranche 1”). Each such Lender’s obligation to fund the Term Loan Tranche 1 shall be limited to such Lender’s Term Loan Tranche 1 Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded.
(B)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 2 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan on a Business Day occurring on or after the Term Loan Tranche 2 Activation Date and on or prior to the Term Loan Tranche 2 Commitment Termination Date in an original aggregate principal amount equal to the Term Loan Tranche 2 Commitment (the “Term Loan Tranche 2”). Each such Lender’s obligation to fund the Term Loan Tranche 2 shall be limited to such Lender’s Term Loan Tranche 2 Commitment Amount, and no Lender shall have any

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Unless previously terminated, upon the Term Loan Tranche 2 Commitment Termination Date, the Term Loan Tranche 2 Commitment shall thereupon automatically be terminated and the Term Loan Tranche 2 Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments.
(C)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 3 Commitment Amount severally hereby agrees to make to Borrowers a Term Loan on a Business Day occurring on or after the Term Loan Tranche 3 Activation Date and on or prior to the Term Loan Tranche 3 Commitment Termination Date in an original aggregate principal amount equal to the Term Loan Tranche 3 Commitment (the “Term Loan Tranche 3”). Each such Lender’s obligation to fund the Term Loan Tranche 3 shall be limited to such Lender’s Term Loan Tranche 3 Commitment Amount, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded. Unless previously terminated, upon the Term Loan Tranche 3 Commitment Termination Date, the Term Loan Tranche 3 Commitment shall thereupon automatically be terminated and the Term Loan Tranche 3 Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments.
(D)No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. Borrowers shall deliver to Agent and Term Loan Servicer a Notice of Borrowing with respect to each proposed Term Loan advance, such Notice of Borrowing to be delivered, (i) in the case of a Term Loan Tranche 1 borrowing, no later than 12:00 P.M. (Eastern time) on the Closing Date and (ii) in the case of a Term Loan Tranche 2 borrowing or Term Loan Tranche 3 borrowing, no later than 12:00 P.M. (Eastern time) fifteen (15) Business Days (or such shorter period as may be agreed by Agent, Term Loan Servicer and the Lenders) prior to such proposed borrowing.
(ii)Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.
(A)There shall become due and payable, and the Borrowers shall repay each Term Loan through, scheduled principal payments as set forth on Schedule 2.1 attached hereto. Notwithstanding the payment schedule set forth above, the outstanding principal amount of each Term Loan shall become immediately due and payable in full on the Termination Date.
(B)There shall become due and payable and Borrowers shall prepay each Term Loan in the following amounts and at the following times:
(i)Unless Agent shall otherwise consent in writing, subject to Borrower’s option to apply casualty proceeds in accordance with this Section 2.1(a)(ii)(B)(i), within five (5) Business Days of the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $250,000 with respect to any Collateral, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Term Loans and related Obligations; provided that, so long as no Event of Default then exists, any such casualty proceeds in excess of $250,000 and less than $2,000,000 may instead be used by Borrowers within three hundred and sixty (360) days from the receipt of such proceeds to replace, repair, purchase or otherwise reinvest such proceeds in assets used or useful in the business of the Credit Parties;
(ii)without limiting Section 5.6(b) and unless Agent shall otherwise consent in writing, within five (5) Business Days of receipt by any Credit Party of the proceeds of any Asset Disposition (other than a Permitted Asset Disposition) that is not made in the Ordinary Course of Business or that pertains to any Collateral upon which a Borrowing Base is calculated, an amount equal to one hundred percent (100%) of the net cash proceeds of such Asset Disposition (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering such asset), or such lesser portion as Agent shall elect to apply to the Obligations; and
(iii)an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.7.
(C)Borrowers may from time to time, with at least ten (10) Business Days prior irrevocable written notice (which notice may be conditioned on the closing of a refinancing or other applicable transaction) to Agent, prepay the Term Loans in whole or in part; provided, however, that (x) each such prepayment (other than mandatory partial prepayments required under this Agreement) shall be in an amount equal to $5,000,000 (or a higher integral multiple of $1,000,000)(or if less, the outstanding principal balance of the Term Loan), (y) no more than two (2) partial prepayments of Term Loans (other than mandatory partial prepayments required under this Agreement) may be made during the term of this Agreement and (z) each such prepayment shall be made in accordance with Section 2.12 and shall be accompanied by all prepayment fees or other fees required hereunder and any fees required under the Fee Letter or any Financing Document in connection with such prepayment.
(iii)All Prepayments. Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan shall be applied by Term Loan Servicer to the Term Loans and related Obligations in inverse order of maturity. The monthly payments required under Schedule 2.1 shall continue in the same amount (for so long as the Term Loan and/or (if applicable) any advance thereunder shall remain outstanding) notwithstanding any partial prepayment, whether mandatory or optional, of the Term Loan. Notwithstanding anything to the contrary contained in the foregoing, in the event that there have been multiple advances under the Term Loan each of which such advances has a separate amortization schedule of principal payments under Schedule 2.1 attached hereto, each prepayment of the Term Loan shall be applied

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

by Term Loan Servicer to reduce and prepay the principal balance of the earliest-made advance then outstanding in the inverse order of maturity of the scheduled payments with respect to such advance until such earliest-made advance is paid in full (and to the extent the total amount of any such partial prepayment shall exceed the outstanding principal balance of such earliest-made advance, the remainder of such prepayment shall be applied successively to the remaining advances under the Term Loan in the direct order of the respective advance dates in the manner provided for in this sentence).
(iv)Payments Generally. All payments by or on behalf of each Borrower to Term Loan Servicer of principal, interest, fees, expenses, charges and all other amounts owing solely in respect of the Term Loans under the Financing Documents shall be made to the Term Loan Payment Account.
(b)Revolving Loans.
(i)Revolving Loans and Borrowings. On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Revolving Loans and interest, fees, expenses and other charges payable by any Credit Party in respect of the Revolving Loans from time to time arising under this Agreement or any other Financing Document (it being understood that Agent shall not be entitled to make discretionary Revolving Loans to pay any amounts due and owing under or in respect of the Term Loans). The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement (absent manifest error) and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s Permitted Discretion, such reserves are necessary.
(ii)Mandatory Revolving Loan Repayments and Prepayments.
(A)The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.
(B)If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans, in an aggregate amount equal to such excess.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(C)Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.
(iii)Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part. For the avoidance of doubt, nothing in this clause shall permit termination of the Revolving Loan Commitment by Borrower other than in accordance with Section 2.12(b).
(iv)Payments Generally. All payments by or on behalf of each Borrower to Agent under the Financing Documents (other than those described in Section 2.1(a)(iv) above) shall be made to the Revolving Loan Payment Account.
Section 2.2Interest, Interest Calculations and Certain Fees.
(a)Interest.
(i)From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the SOFR Interest Rate plus the Applicable Margin. Interest on the Loans shall be paid monthly in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand.
(ii)For purposes of calculating interest, all funds transferred to the Revolving Loan Payment Account for application to any Revolving Loans shall be subject to a five (5) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.
(iii)In the event one or more of the following events occurs with respect to Term SOFR: (a) a public statement or publication of information by or on behalf of the SOFR Administrator announcing that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; (b) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the SOFR Administrator, or a court or an entity with similar insolvency or resolution authority, which states that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; or (c) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator announcing that Term SOFR for a 1-month period is no longer, or as of a specified future date will no longer be, representative and Agent has provided Borrower Representative with notice of the same, any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loan at the end of the applicable Interest Period.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(iv)In connection with Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the effectiveness of any Conforming Changes.
(b)Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) if the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month is greater than or equal to the Minimum Balance: (i) (A) the Revolving Loan Commitment during the preceding month minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) one half of one percent (0.50%) per annum or (2) if the Minimum Balance is greater than the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month: (i) (A)  the Revolving Loan Commitment during the preceding month minus (B) the Minimum Balance, multiplied by (ii) one half of one percent (0.50%) per annum.  The unused line fee shall be paid monthly in arrears on the first day of each month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.
(c)Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent or Term Loan Servicer, as applicable, the fees set forth in the Fee Letters.
(d)Minimum Balance Fee. On the first day of each month, the Borrowers agree to pay to Agent, for the ratable benefit of all Revolving Loan Lenders, the sum of the Minimum Balance Fee due for the prior month. The Minimum Balance Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.
(e)Collateral Management Fee. From and following the Closing Date, Borrowers shall pay Agent, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to the product obtained by multiplying (i) the greater of (A) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month and (B) the Minimum Balance, by (ii) one half of one percent (0.50%) per annum. For purposes of calculating the average end-of-day principal balance of Revolving Loans, all funds paid into the Revolving Loan Payment Account (or which were required to be paid into the Revolving Loan Payment Account hereunder) or otherwise received by Agent for the account of Borrowers shall be subject to a five (5) Business Day clearance period. The collateral management fee shall be payable monthly in arrears on the first day of each calendar month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.
(f)[Reserved].
(g)[Reserved].
(h)Deferred Revolving Loan Origination Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate or are permanently reduced for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or the automatic termination of the Revolving Loan Commitments (including any automatic termination due to the occurrence of an Event of Default described in Section 10.1(f)) or

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

otherwise) prior to the Maturity Date, Borrowers shall pay to Agent on the date of such reduction, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the amount of the Revolving Loan Commitment so terminated or permanently reduced by the following applicable percentage amount: (x) three percent (3.00%) for the first year following the Closing Date, (y) two percent (2.00%) for the second year following the Closing Date, and (z) one percent (1.00%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully-earned on of the Closing Date and non-refundable once paid.
(i)Prepayment Fee. If any advance under the Term Loan is prepaid at any time, in whole or in part, for any reason (whether by voluntary prepayment by Borrower, by mandatory prepayment by Borrower, by reason of the occurrence of an Event of Default or otherwise, or if the Term Loan shall become accelerated (including any automatic acceleration due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise) and due and payable in full, Borrowers shall pay to Term Loan Servicer, for the benefit of all Term Lenders in accordance with their Pro Rata Shares, as compensation for the costs of such Lenders making funds available to Borrowers under this Agreement, a prepayment fee (the “Prepayment Fee”) calculated in accordance with this subsection. The Prepayment Fee in respect of the Term Loans shall be equal to an amount determined by multiplying the amount being prepaid (or required to be prepaid, if such amount is greater) by the following applicable percentage amount: (x) three percent (3.00%) for the first year following the Closing Date, (y) two percent (2.00%) for the second year following the Closing Date, and (z) one percent (1.00%) thereafter. The Prepayment Fee shall not apply to or be assessed upon any prepayment made by Borrowers if such payments were required by Agent to be made pursuant to Section 2.1(a)(ii)(B) subpart (i) (relating to casualty proceeds), or subpart (iii) (relating to payments exceeding the Maximum Lawful Rate). All fees payable pursuant to this paragraph shall be deemed fully earned as of the Closing Date and non-refundable once paid.
(j)Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable and documented, out-of-pocket fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers, subject to the limitations set forth in Section 4.6 (in the case of audits and field examinations) and Section 4.14(c) (in the case of valuations or appraisals of the Collateral).
(k)Wire Fees. Borrowers shall pay to Agent or Term Loan Servicer, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s or Term Loan Servicer’s, as applicable, then current wire fee schedule (available upon written request of the Borrowers).
(l)Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to two percent (2.0%) of each delinquent payment.
(m)Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.
(n)Automated Clearing House Payments. If Agent or Term Loan Servicer (or their respective designated servicers or trustees on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent or Term Loan Servicer hereunder shall be paid to Agent or Term Loan Servicer, as applicable, by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.
(o)Benchmark Replacement Setting; Conforming Changes.
(i)Upon the occurrence of a Benchmark Transition Event, Agent and Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes.
(ii)Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other Financing Document, at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its Permitted Discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Agent will promptly notify Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section.
(p)Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.
Section 2.3Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount or Term Loan Commitments.
Section 2.4Reserved.
Section 2.5Reserved.
Section 2.6General Provisions Regarding Payment; Loan Accounts.
(a)All payments to be made by each Credit Party under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in a Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent or Term Loan Servicer, as applicable, on such date, and any payments received in the applicable Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent or Term Loan Servicer, as applicable, on the next succeeding Business Day.
(b)Agent shall maintain a revolving loan account (the “Revolving Loan Account”) on its books to record Revolving Loans and other extensions of credit made by the Revolving Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Revolving Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Revolving Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Revolving Loan Account (but none of Agent or any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
(c)Term Loan Servicer shall maintain a term loan account (the “Term Loan Account”) on its books to record Term Loans and other extensions of credit made by the Term Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Term Loan Account shall be made in accordance with Term Loan Servicer’s customary accounting practices as in effect from time to time. The balance in the Term Loan Account, as recorded in Term Loan Servicer’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Term Loan Servicer by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Term Loan Servicer shall endeavor to provide Borrowers with a monthly statement regarding the Term Loan Account (but none of Term Loan Servicer or any Lender shall have any liability if Term Loan Servicer shall fail to provide any such statement). Unless any Borrower notifies Term Loan Servicer of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.
Section 2.7Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
Section 2.8Taxes; Capital Adequacy.
(a)All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of an Indemnified Tax, then the Credit Parties shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent, Term Loan Servicer and each Lender will equal the full amount such recipient would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by a Credit Party to a Governmental Authority pursuant to this Section 2.8, such Credit Party shall promptly forward to Agent and Term Loan Servicer the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent and Term Loan Servicer evidencing such payment to such authority. Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent or Term Loan Servicer, as applicable, timely reimburse Agent or Term Loan Servicer, as applicable for the payment of, any Other Taxes.
(b)The Credit Parties shall indemnify Agent, Term Loan Servicer and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent, Term Loan Servicer or any Lender or required to be withheld or deducted from a payment to Agent, Term Loan Servicer or any Lender and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent and Term Loan Servicer), or by Agent or Term Loan Servicer, as applicable, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(c)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower Representative, Agent and Term Loan Servicer, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative, Agent or Term Loan Servicer, such properly completed and executed documentation reasonably requested by Borrower Representative, Agent or Term Loan Servicer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative, Agent or Term Loan Servicer, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers, Agent or Term Loan Servicer as will enable Borrowers, Agent or Term Loan Servicer, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a)

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative, Agent and Term Loan Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative, Agent or Term Loan Servicer) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of IRS Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative, Agent and Term Loan Servicer in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).
(ii)Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative, Agent and Term Loan Servicer on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Borrower Representative, Term Loan Servicer or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative, Term Loan Servicer or Agent. Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.
(iii)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative, Agent and Term Loan Servicer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative, Term Loan Servicer or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers, Agent or Term Loan Servicer to determine the withholding or deduction required to be made.
(d)If any Lender determines, in its Permitted Discretion, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent or Term Loan Servicer with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender, Agent or Term Loan Servicer, agree to repay any amount paid over to Borrowers to such Lender or to Agent or Term Loan Servicer (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender, Agent or Term Loan Servicer is required, for any reason, to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(e)If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative, Agent and Term Loan Servicer at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative, Agent or Term Loan Servicer such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative, Agent or Term Loan Servicer as may be necessary for Borrowers, Agent and Term Loan Servicer to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)Each Lender shall severally indemnify Agent and Term Loan Servicer, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent or Term Loan Servicer, as applicable, for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent or Term Loan Servicer in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent or Term Loan Servicer, as appliable, shall be conclusive absent manifest error. Each Lender hereby authorizes Agent and Term Loan Servicer to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent or Term Loan Servicer, as applicable, to such Lender from any other source against any amount due to Agent or Term Loan Servicer, as applicable, under this paragraph (f).
(g)If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent and Term Loan Servicer), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.
(h)If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

the account of, or credit extended or participated in by, any Lender, (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.8); or (iii) impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(i)If any Lender requests compensation under any of the clauses in this Section 2.8, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 13.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(j)Subject to Section 2.2(o), if Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, Agent will promptly so notify the Borrowers and each Lender. Upon notice thereof by Agent to Borrowers, any obligation of the Lenders to make SOFR Loans shall be suspended until Agent revokes such notice. Upon receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.
(k)If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to Borrowers (through Agent), any obligation of such Lender to make SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, all SOFR Loans shall become Base Rate Loans. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.
(l)Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Agent or Term Loan Servicer or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all Obligations hereunder.
Section 2.9Appointment of Borrower Representative.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(a)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing and Borrowing Base Certificates give instructions with respect to the disbursement of the proceeds of the Loans , giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent, Term Loan Servicer and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent or Term Loan Servicer, as applicable, may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.
(b)Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.
(c)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Term Loan Servicer and the Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.
(d)Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.
(e)No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent and Term Loan Servicer. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent and Term Loan Servicer as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.
Section 2.10Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.
(a)Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.
(b)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Term Loan Servicer, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.
(c)Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its Permitted Discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Obligations that Agent shall determine, in its Permitted Discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.
(d)Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
(e)Borrowers hereby agree, as between themselves, that to the extent that Agent or Term Loan Servicer, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full (other than inchoate indemnification obligations for which no claim has yet been made), no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent or Term Loan Servicer from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.
Section 2.11Collections and Lockbox Account.
(a)By the date that is the earlier of (x) five (5) Business Days prior to the initial borrowing of the Revolving Loans or (y) thirty (30) days following the Closing Date (the “Lockbox Activation Date”), Borrowers shall establish and maintain a lockbox (the “Lockbox”) with a United States depository institution reasonably acceptable to Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may require. At all times following the Lockbox Activation Date, Borrowers shall ensure that all collections of Accounts are paid directly from Account Debtors (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account; provided, however, that unless Agent shall otherwise direct by written notice to Borrowers, (x) Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below and (y) Borrowers shall be permitted to cause (A) Accounts from Account Debtors located outside of the United States and Canada, or (B) Accounts arising from the sale of non-Advanced Energy Products, in each case, to be paid into Deposit Accounts of Borrower other than the Lockbox Account so long as such Deposit Accounts are subject to a Deposit Account Control Agreement. All funds deposited into a Lockbox Account shall be transferred into the Revolving Loan Payment Account by the close of each Business Day.
(b)[Reserved.]
(c)Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.
(d)Agent shall apply, on a daily basis, all funds transferred into the Revolving Loan Payment Account pursuant to this Section 2.11 to reduce the outstanding Revolving Loans in such order of application as Agent shall elect. If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Revolving Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall promptly transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.
(e)To the extent that any collections of Accounts required to be sent to the Lockbox or Lockbox Account are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Credit Parties.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(f)Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if, at any time following the initial borrowing of Revolving Loans, any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.
(g)Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral.
(h)The Credit Parties shall cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than five percent (5.0%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.
(i)If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.
(j)Nothing in this Section 2.11 shall be deemed to limit any of Agent or Lenders remedies following an Event of Default under this Agreement, any Deposit Account Control Agreement or any other Financing Document or under applicable Law.
Section 2.12Termination; Restriction on Termination.
(a)Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.
(b)Termination by Borrowers. Upon at least ten (10) Business Day’ prior written notice and pursuant to payoff documentation in form and substance reasonably satisfactory to Agent, Term Loan Servicer and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.12(c)

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

and the Obligations, including the payment of all fees due and owing under any Fee Letter, are paid in full (other than inchoate indemnification obligations for which no claim has yet been made). Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
(c)Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of the Credit Parties contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent, Term Loan Servicer and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of any Fee Letter resulting from such termination (in each case, other than inchoate indemnification obligations for which no claim has yet been made). Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Credit Parties or any Account Debtor and applied to the Obligations, Agent shall have retained cash Collateral or other Collateral for such period of time as Agent, in its sole discretion, may deem necessary to protect Agent and each Lender from any such loss or damage. Upon the payment in full, in cash in immediately available funds, of all Obligations and the termination of the Revolving Loan Commitments and Term Loan Commitments, as Borrower may reasonably request, Agent shall, at Borrower’s sole cost and expense, execute and deliver such documents evidencing the release and termination of the security interest in the Collateral granted under this Agreement and the other Financing Documents pursuant to and in accordance with the terms of any applicable payoff documentation.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower and each Credit Party party hereto, hereby represents and warrants to Agent and each Lender that:
Section 3.1Existence and Power. Each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization specified on Schedule 3.1, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such powers or Permits could not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except in the case of this clause (e) where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.
Section 3.2Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document and (ii) those obtained or made on or prior to the Closing Date and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as could not, with respect to this clause (iii), reasonably be expected to have a Material Adverse Effect.
Section 3.3Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Financing Document has been duly executed and delivered by each Credit Party party thereto.
Section 3.4Capitalization. The issued and outstanding equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding Equity Interest of each of the Credit Parties (other than Apyx Medical) are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Apyx Medical) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Apyx Medical) as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other Equity Interests of any Credit Party (other than Apyx Medical), other than those described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.
Section 3.5Financial Information. All information delivered to Agent and pertaining to the financial condition of any Credit Party fairly in all material respects presents the financial position of such Credit Party as of such date and for such period then ended in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since September 30, 2022, there has been (a) no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of any Credit Party and (b) no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.
Section 3.6Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party or any of their Subsidiaries, which, if adversely determined, could reasonably be expected to result in any judgment or liability of more than Two Hundred Fifty Thousand Dollars ($250,000). There is no Litigation pending in which (a) an adverse

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

decision could reasonably be expected to (i) individually or in the aggregate with respect to all such litigation, have a Material Adverse Effect or (ii) (x) individually result in any judgments or liabilities of more than Two Million Five Hundred Thousand Dollars ($2,500,000) or, (y) in the aggregate with respect to all such litigation, result in any judgments or liabilities of more than Six Million Dollars ($6,000,000); provided that no more than Five Million Dollars of any such judgments or liabilities are related to products liability claims (except, in each case of this clause (ii), to the extent fully covered by insurance as to which the relevant insurance company has acknowledged coverage), or (b) in any manner draws into question the validity of any of the Financing Documents.
Section 3.7Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful sole owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.
Section 3.8No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.
Section 3.9Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened in writing against any Credit Party, which could reasonably be expected to have a Material Adverse Effect. Hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which could reasonably be expected to have a Material Adverse Effect.
Section 3.10Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.
Section 3.11Margin Regulations.
(a)The Credit Parties and their Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.
(b)None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 3.12Compliance With Laws; Anti-Terrorism Laws.
(a)Each Credit Party is in compliance with the requirements of all applicable Laws, (including all applicable Healthcare Laws), except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.
(b)None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services directly or indirectly to or for the benefit of any Blocked Person or Sanctioned Country, or (B) deals in, or otherwise engages in any transaction directly or indirectly relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
Section 3.13Taxes. All federal income and franchise tax returns, reports and statements, all state and local income and franchise tax returns, reports and statements and all other material federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.
Section 3.14Compliance with ERISA.
(a)Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.
(b)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
Section 3.15Consummation of Financing Documents; Brokers. Except for fees payable to Piper Sandler & Co., Agent, Term Loan Servicer and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.
Section 3.16[Reserved].
Section 3.17Material Contracts. Except for the agreements set forth on Schedule 3.17, as of the Closing Date there are no Material Contracts. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
Section 3.18Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:
(a)no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, in each case except where the failure to obtain such document could not reasonably be expected to have a Material Adverse Effect; and
(b)no property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous

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Materials in violation of applicable Law, is listed or, to such Credit Party’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA, which claims could reasonably be expected to have a Material Adverse Effect.
For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.
Section 3.19Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements, and exclusive out-bound license or sublicense agreements (but, in each case, excluding in-bound licenses of over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business), as of the Closing Date and, as updated pursuant to Section 4.15, is set forth on Schedule 3.19. Except for Permitted Licenses and Permitted Liens arising by operation of law, each Credit Party is the sole owner of its material Intellectual Property free and clear of any Liens. Each material patent owned or licensed by any Credit Party is valid and enforceable in all material respects and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part, and to the best of Credit Parties’ knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party in any material respect.
Section 3.20Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Financing Documents, each Borrower is Solvent and the Credit Parties (taken as a whole) are Solvent.
Section 3.21Full Disclosure. None of the written information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Credit Parties (or their agents) have been prepared on the basis of the assumptions stated therein. Such projections represent each Credit Party’s best estimate of such Credit Party’s future financial performance and such assumptions are believed by such Credit Party to be fair and reasonable in light of current business conditions; provided, however, that Credit Parties can give no assurance that such projections will be attained. Agent and each Lender acknowledges and agrees that all financial performance projections delivered to Agent represent Borrowers’ best good faith estimate of future financial performance and are based on assumptions believed by Credit Parties to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.
Section 3.22Reserved.
Section 3.23Subsidiaries. Credit Parties do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments. Credit Parties are in compliance with all requirements of this Agreement relating to the Restricted Foreign

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Subsidiaries, the Restricted Immaterial Subsidiary and the Restricted JV Subsidiary, including the provisions of Sections 4.11(e), 5.20, 5.21 and 5.22.
Section 3.24Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which Borrower is required to update such certificate.
Section 3.25Eligible Account; Eligible Inventory.
(a)As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (i) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the Ordinary Course of Business of the applicable Borrower, (ii) owed to the applicable Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Account”.
(b)As to each item of Inventory that is identified by the applicable Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, (b) not excluded as ineligible by virtue of one or more of the excluding criteria (set forth in the definition of “Eligible Inventory”), and (c) otherwise constitutes “Eligible Inventory” under such definition.
Section 3.26Regulatory Matters.
(a)All of Credit Parties’ and their Subsidiaries’ material Products and material Regulatory Required Permits (limited to those Regulatory Required Permits the loss of which would reasonably be expected to have a Material Adverse Effect) are listed on Schedule 4.17 on the Closing Date. With respect to each material Product, (i) the Credit Parties and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of the Credit Parties, and have provided Agent with all notices and other information required by Section 4.1, and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, by Credit Parties (or to the Credit Parties’ knowledge, by any applicable third parties) in material compliance with all applicable Laws and Regulatory Required Permits.
(b)None of the Credit Parties or any Subsidiary thereof are in violation of any Healthcare Law in any material respect.
(c)To the Credit Parties’ knowledge (after reasonable inquiry), none of the Credit Parties or their Subsidiaries’ officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(d)Except as would not reasonably be expected to result in a Material Adverse Effect, each Product (i) has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in accordance with all applicable Permits and Laws; and (ii) has been and/or shall be manufactured in accordance with Good Manufacturing Practices.
(e)No Credit Party, nor any Subsidiary thereof, is subject to any proceeding, suit or, to any Credit Party’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services),which could reasonably be expected to result in the revocation, transfer, surrender, suspension of any material Permits of Borrower or any Subsidiary thereof or otherwise be expected to result in a Material Adverse Effect.
(f)As of the Closing Date, there have been no Regulatory Reporting Events.
Section 3.27Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt that is contractually subordinated to the Obligations of each such Person under this Agreement and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt that is contractually subordinated to the Obligations under this Agreement of each such Person.
ARTICLE 4 - AFFIRMATIVE COVENANTS
Each Credit Party agrees that:
Section 4.1Financial Statements, Other Reports and Notices. The Credit Parties will deliver to Agent:
(a)as soon as available, but no later than forty-five (45) days after the last day of each quarter, a company prepared consolidated balance sheet, cash flow and income statement (including year-to-date results) covering Apyx Medical and its Consolidated Subsidiaries’ consolidated operations during the period, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, setting forth (i) in comparative form the corresponding figures as at the end of the corresponding quarter of the previous fiscal year and the projected figures for such period based upon the projections required hereunder and (ii) revenue attributable to Borrower’s Advanced Energy Products, all in reasonable detail, certified by a Responsible Officer and in a form reasonably acceptable to Agent; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have occurred upon notice of such availability to Agent. Without limiting the foregoing, upon Agent’s reasonable request, Credit Parties shall provide unaudited non-GAAP consolidating balance sheets and income statements for Apyx Medical and its Consolidated Subsidiaries, which financial statements may be non-GAAP due to the historical accounting for Subsidiary earnings and equity in the Apyx Medical’s standalone financial statements in a manner that is not in accordance with GAAP;
(b)upon Agent’s reasonable request, together with the financial reporting package described in (a) above, evidence of payment and satisfaction of all payroll, withholding and similar

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

taxes due and owing by all Credit Parties with respect to the payroll period(s) occurring during such month;
(c)as soon as available, but no later than ninety (90) days after the last day of Apyx Medical’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion (other than a going concern qualification based solely on the upcoming maturity date of the Debt under this Agreement occurring within 12 months of the date of such audit) on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have occurred upon notice of such availability to Agent;
(d)within ten (10) days of delivery or filing thereof, copies of all statements, reports and notices made available to such Credit Party’s security holders copies of all reports and other filings made by such Credit Party with any stock exchange on which any securities of any Credit Party are traded and/or the SEC; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the SEC EDGAR website and Borrower Representative posts such documents, or provides a link thereto, on Borrower Representative’s website on the Internet at Borrower Representative’s website address;
(e)a prompt, but in no event later than when the next Compliance Certificate is required to be delivered, written report of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Credit Party or any of its Subsidiaries of greater than Two Hundred Fifty Thousand Dollars ($250,000) or otherwise could be reasonably expected to result in a Material Adverse Effect;
(f)prompt written notice of an event that materially and adversely affects the value of any Material Intangible Asset;
(g)within forty five (45) days after the start of each fiscal year, projections for the forthcoming two fiscal years, on a quarterly basis for the current year and on an annual basis for the subsequent year;
(h)promptly (but in any event within fifteen (15) days of any request therefor) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Credit Parties, their business and the Collateral as Agent may from time to time reasonably request;
(i)within forty-five (45) days after the last day of each month, , deliver to Agent a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing (i) for each compliance certificate delivered for the last month of a quarter, compliance with the financial covenants set forth in Article 6 and (ii) monthly cash and Cash Equivalents of (v) Borrowers, (w) Credit Parties taken as a whole, (x) the Restricted Foreign Subsidiaries, (y) the Restricted Immaterial Subsidiary and (z) the Restricted JV Subsidiary, as of the date that is five (5) Business Days prior to the delivery of the applicable Compliance Certificate;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(j)within fifteen (15) days after the last day of such month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date);
(k)written notice to Agent promptly, but in any event within ten (10) Business Days of a Responsible Officer of a Credit Party receiving written notice or otherwise becoming aware that:
(i)any development, testing, and/or manufacturing of any Product that is material to the Credit Parties’ or their Subsidiaries business should cease;
(ii)the marketing or sales of a Product, which is material to the Credit Parties’ or their Subsidiaries’ business and which has been approved for marketing and sale, should cease (or be required to cease) or such Product should be withdrawn from the marketplace;
(iii)any Governmental Authority is conducting an investigation or review (other than routine reviews in the Ordinary Course of Business) of any Regulatory Required Permit the loss of which could be reasonably expected to result in a Material Adverse Effect;
(iv)any Regulatory Required Permit, the loss of which could be reasonably expected to result in a Material Adverse Effect, has been revoked or withdrawn;
(v)any Governmental Authority, including without limitation the FDA, the Office of the Inspector General of HHS or the United States Department of Justice, has commenced any action against a Credit Party or a Subsidiary thereof, any action to enjoin a Credit Party or a Subsidiary thereof from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action;
(vi)receipt by a Credit Party or any Subsidiary thereof, or any material contract manufacturer for the Credit Parties or any of their Subsidiaries, from the FDA a warning letter, Form FDA-483, “Untitled Letter,” other correspondence or notice setting forth alleged violations of laws and regulations enforced by the FDA with regard to any material Product or the manufacture, processing, packing, or holding thereof;
(vii)any Credit Party or any Subsidiary thereof receives any payments directly (including through any third party payment processor) from Medicare, Medicaid, or TRICARE;
(viii)any significant failures in the manufacturing of any material Product have occurred such that the amount of such Product successfully manufactured in accordance with all specifications thereof and the required payments to be made to any Credit Party or any Subsidiary therefor in any month shall decrease significantly with respect to the quantities of such Product and payments produced in the prior month; or
(ix)any Credit Party or any Subsidiary thereof engaging in any Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products (other than discrete batches or lots that are not material in quantity or amount and are not made

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in conjunction with a larger recall) (each of the events set forth in clauses (i)-(ix) a “Regulatory Reporting Event”);
(l)promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and
(m)promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Credit Party obtains knowledge of the occurrence of any event or change (including, without limitation, any notice of any violation of applicable Healthcare Laws) that has resulted or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.
Section 4.2Payment and Performance of Obligations. Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of (i) all federal Taxes (including without limitation, payroll and withholdings tax liabilities) and (ii) all material foreign and state Taxes and other local Taxes (including without limitation, payroll and withholdings tax liabilities), in each case, on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.
Section 4.3Maintenance of Existence. Each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless, solely in the case of this clause (b), a failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.4Maintenance of Property; Insurance.
(a)Each Credit Party will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any part of the Collateral useful or necessary in its business, or upon which any Borrowing Base is calculated, becomes damaged or destroyed, each Credit Party will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.
(b)Upon completion of any Permitted Contest, Credit Parties shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any.
(c)Each Credit Party will maintain (i) casualty insurance on all real and personal property on an all risks basis (including the perils of flood, windstorm and quake), covering the repair and replacement cost of all such property and coverage, business interruption and rent loss coverages with extended period of indemnity (for the period required by Agent from time to time) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) general and professional liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage, in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.
(d)On or prior to the Closing Date, and at all times thereafter, each Credit Party will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent. Credit Parties shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Credit Parties’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days for nonpayment of premium) after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Party, and (v) at least thirty (30) days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.
(e)In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Credit Parties’ expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.
Section 4.5Compliance with Laws and Material Contracts. Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws (including all Healthcare Laws) and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien (other than a Permitted Lien) upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority, or (ii) any Collateral which is part of the Borrowing Base (other than, in each case, any Permitted Lien).
Section 4.6Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, during normal business hours, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Credit Parties and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default which is continuing, (i) such inspections and audits shall be conducted at Credit Parties’ expense no more often than two (2) times every twelve (12) months (and so long as no Event of Default has occurred and is continuing, the expense to Credit Parties’ for each such inspection or audit shall not exceed $50,000), and (ii) Agent exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary commercially reasonable prior notice of such exercise. No notice shall be required during the existence and continuance of any Default or Event of Default.
Section 4.7Use of Proceeds. Borrowers shall use the proceeds of the Term Loan Tranche 1 borrowing solely for (a) payment of transaction fees incurred in connection with the Financing Documents, and (b) for working capital needs of Borrowers and their Subsidiaries. Borrowers shall use the proceeds of any Term Loan Tranche 2 borrowing and Term Loan Tranche 3 borrowing solely for (a) transaction fees incurred in connection with the Financing Documents, and (b) working capital needs of the Borrowers and their Subsidiaries. Borrowers shall use the proceeds of Revolving Loans solely for (a) transaction fees incurred in connection with the Financing Documents and the refinancing on the Closing Date of Debt, and (b) for working capital needs of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use. No portion of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U, or X of the Federal Reserve Board.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 4.8[Reserved].
Section 4.9Notices of Material Contracts, Litigation and Defaults.
(a)Credit Parties shall promptly (but in any event within five (5) Business Days) provide written notice to Agent after any Credit Party or Subsidiary receives or delivers any notice of termination or default or similar notice in connection with any Material Contract, and (ii) Credit Parties shall provide, together with the next quarterly Compliance Certificate required to be delivered under this Agreement, written notice to Agent after any Credit Party or Subsidiary (1) executes and delivers any material amendment, consent, waiver or other modification to any Material Contract or (2) enters into new Material Contract and shall, upon request of Agent, promptly provide Agent a copy thereof.
(b)Credit Parties shall promptly (but in any event within five (5) Business Days) provide written notice to Agent (i) upon any Credit Party becoming aware of the existence of any Default or Event of Default, (ii) of any strikes or other labor disputes pending or, to any Credit Party’s knowledge, threatened against any Credit Party, in each case, that could reasonably be expected to have a Material Adverse Effect, (iii) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property rights of others that could reasonably be expected to have a Material Adverse Effect, and (iv) of all returns, recoveries, disputes and claims that would reasonably be expected to result in liability of more than $100,000 in the aggregate. Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice is required under this Section 4.9(b).
(c)Each Credit Party shall provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above and any notice given in respect of a Regulatory Reporting Event. From the date hereof and continuing through the termination of this Agreement, each Credit Party shall make available to Agent and each Lender, without expense to Agent or any Lender, each Credit Party’s officers, employees and agents and books, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to a Credit Party.
Section 4.10Hazardous Materials; Remediation.
(a)If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws. Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Credit Party of activities in response to the release or threatened release of a Hazardous Material.
(b)Credit Parties will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

disposing of any Hazardous Materials or Hazardous Materials Contamination as required by Environmental Law and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any such Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.
Section 4.11Further Assurances; Joinder.
(a)Each Credit Party will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Credit Parties (other than Restricted Foreign Subsidiaries, the Restricted Immaterial Subsidiary and the Restricted JV Subsidiary) to be jointly and severally obligated with the other Credit Parties under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.
(b)Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.
(c)Credit Parties shall timely and fully pay and perform its obligations under all material leases and other agreements with respect to each leased location where any Collateral is or may be located.
(d)Credit Parties shall provide Agent with at least thirty (30) days (or such shorter period as Agent may accept in its sole discretion) prior written notice of its intention to create (or to the extent permitted under this Agreement, acquire) a new Subsidiary. Upon the formation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary, Credit Parties shall (concurrently with the acquisition or creation of such Subsidiary (as applicable)): (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all of the outstanding Equity Interests of such new Subsidiary owned directly or indirectly by any Credit Party (except to the extent constituting Excluded Property), along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than Restricted Foreign Subsidiaries) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to Permitted Liens which have priority by operation of Law) on all real and personal property (in the case of the perfection of the Liens granted subject to the Excluded Perfection Assets) of such Subsidiary in existence as of such date and in all after acquired property (in each case, other than

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Excluded Property), which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than Restricted Foreign Subsidiaries) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary (other than Restricted Foreign Subsidiaries) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorizing the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by Agent, in each case, in form and substance satisfactory to Agent (the requirements set forth in clauses (i)-(iv), collectively, the “Joinder Requirements”).
(e)If, at the end of any Defined Period ending on the last day of a fiscal quarter (commencing with the fiscal quarter ending March 31, 2023), the aggregate revenue (as determined in accordance with GAAP) attributable to all Restricted Foreign Subsidiaries for such Defined Period is greater than or equal to twenty-five percent (25%) of aggregate revenue (as determined in accordance with GAAP) of the Credit Parties and their Consolidated Subsidiaries for such Defined Period, then Borrowers shall promptly (and in any event with thirty (30) days of the date on which financial statements were delivered in respect of such Defined Period pursuant to Section 4.1(a)) cause certain Restricted Foreign Subsidiaries designated by Agent, in its reasonable discretion and in consultation with Borrower Representative, to become Credit Parties in accordance with the Joinder Requirements (as though such designated Subsidiaries were new Subsidiaries and no longer Restricted Foreign Subsidiaries) pursuant to reasonable documentation (including any foreign law governed documentation as may be necessary or reasonably desirable) such that, following such joinder, the aggregate revenue (as determined in accordance with GAAP) attributable to all Restricted Foreign Subsidiaries for such Defined Period is less than twenty-five percent (25%) of aggregate revenue (as determined in accordance with GAAP) of the Credit Parties and their Consolidated Subsidiaries for such Defined Period. Following any such joinder, such designated foreign Subsidiaries, as applicable, shall no longer be Restricted Foreign Subsidiaries and shall be Credit Parties for all purposes hereunder and under the other Financing Documents and shall not be re-designated as Restricted Foreign Subsidiaries without Agent’s prior written consent (which may be given or withheld in its sole discretion).
Section 4.12Reserved.
Section 4.13Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Credit Parties (without requiring any of them to act as such) with full power of substitution, exercisable only upon the occurrence and during the continuance of an Event of Default, to do the following: (a) endorse the name of Credit Parties upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Credit Parties and constitute collections on Credit Parties’ Accounts; (b) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, execute in the name of Credit Parties any schedules, assignments, instruments, documents, and statements that Credit Parties are obligated to give Agent under this Agreement; (c) take any action Credit Parties are required to take under

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

this Agreement; (d) so long as Agent has provided not less than three (3) Business Days’ prior written notice to any Credit Party to perform the same and such Credit Party has failed to take such action, do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.
Section 4.14Borrowing Base Collateral Administration.
(a)A copy of all data and other information relating to Accounts shall at all times be kept by Credit Parties, at their respective principal offices and shall not fail to be available at such principal offices without obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within ten (10) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.
(c)Borrowers will conduct a physical count of the Inventory at least twice per year and at such other times as Agent requests, and Borrowers shall provide to Agent a written accounting of such physical count in form and substance satisfactory to Agent. Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition. In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Inventory owned by each Borrower or any Subsidiaries; provided that if no Event of Default has occurred and is continuing, such appraisal of Inventory shall be conducted not more often than once a year (and so long as no Event of Default has occurred and is continuing, the expense to Credit Parties’ for each such Inventory appraisal shall not exceed $50,000).
Section 4.15Schedule Updates. Borrower shall, in the event of any information in the Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next quarterly Compliance Certificate required to be delivered under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.
Section 4.16Intellectual Property and Licensing.
(a)Together with each Compliance Certificate required to be delivered pursuant to Section 4.1(i) with respect to the last month of a fiscal quarter to the extent (i) any Credit Party or Subsidiary acquires and/or develops any new Registered Intellectual Property, (ii) any Credit Party or Subsidiary enters into or becomes bound by any additional material in-bound license or sublicense agreement, any additional exclusive out-bound license or sublicense agreement or other material

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

agreement with respect to rights in Intellectual Property (other than over-the-counter software, software that is commercially available to the public and open source licenses), or (iii) there occurs any other material change in any Credit Party’s or Subsidiary’s Registered Intellectual Property, material in-bound licenses or sublicenses or exclusive out-bound licenses or sublicenses from that listed on Schedule 3.19 together with such Compliance Certificate, deliver to Agent an updated Schedule 3.19 reflecting such updated information. With respect to any updates to Schedule 3.19 involving exclusive out-bound licenses or sublicenses, such licenses shall be consistent with the definitions of and limitations herein pertaining to Permitted Licenses.
(b)If Credit Parties obtain any Registered Intellectual Property, Credit Parties shall promptly (and in any event within fifteen (15) days of obtaining same) notify Agent and promptly execute such documents and provide such other information (including, without limitation, copies of applications) and take such other actions as Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent, for the ratable benefit of Lenders, in such Registered Intellectual Property.
(c)Credit Parties and their Subsidiaries shall take such steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (x) all material licenses or material agreements to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by Law or by the terms of any such material license or agreement, whether now existing or entered into in the future, and (y) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Financing Documents.
(d)Credit Parties and each Subsidiary thereof shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets, subject to Permitted Liens. Credit Parties shall cause all Registered Intellectual Property constituting Material Intangible Assets to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. Credit Parties and their Subsidiaries shall at all times conduct its business without material infringement or material claim of infringement of any valid Intellectual Property rights of others. Credit Parties shall, and shall cause their Subsidiaries to, (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets, or of a material claim of infringement by Credit Parties on the Intellectual Property rights of others; and (iii) not allow any of Credit Parties’ Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable. Credit Parties shall not become a party to, nor become bound by, any material license or other agreement with respect to which any Credit Party is the licensor or licensee (other than in-bound licenses of over-the-counter software and other software that is commercially available to the public and open source licenses) that prohibits or otherwise restricts Credit Party from granting a security interest in Credit Party’s interest in such license or agreement or other property.
Section 4.17Regulatory Covenants.
(a)Credit Parties shall have, and shall ensure that it and each of its Subsidiaries has, each necessary Permit and other material rights from, and have made all necessary declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Credit Party and Subsidiaries thereof and Credit Parties shall take, and

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

cause each of their Subsidiaries to take, such reasonable actions to ensure that no Governmental Authority has taken action to limit, suspend or revoke any such Permit. Credit Parties shall ensure, and cause each of their Subsidiaries to ensure, that all such necessary Permits are valid and in full force and effect and Credit Parties and their Subsidiaries are in material compliance with the terms and conditions of all material Permits.
(b)In connection with the development, testing, manufacture, marketing or sale of each and any material Product by any Credit Party or any Subsidiary thereof, each Credit Party shall have, and shall have caused each of its Subsidiaries to have, obtained and comply in all material respects with all material Regulatory Required Permits at all times issued or required to be issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by such Credit Party or its Subsidiaries as such activities are at any such time being conducted by such Credit Party or its Subsidiaries.
(c)Credit Parties will, and will cause their Subsidiaries to, timely file or caused to be timely filed (after giving effect to any extension duly obtained), all material notifications, reports, submissions, material Permit renewals and reports required by applicable Healthcare Laws (which reports will be materially accurate and complete in all material respects and not misleading in any material respect and shall not remain open or unsettled).

ARTICLE 5 - NEGATIVE COVENANTS
Each Credit Party agrees that:
Section 5.1Debt; Contingent Obligations.
(a)No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.
(b)No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.
(c)No Credit Party will, or will permit any Subsidiary to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt prior to its scheduled date for payment (except (i) with respect to the Obligations permitted under this Agreement, (ii) for Capital Lease obligations and (iii) for Subordinated Debt solely to the extent permitted by Section 5.5).
Section 5.2Liens. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.
Section 5.3Distributions. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 5.4Restrictive Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents and any agreements for purchase money debt and Capital Leases permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party or any Subsidiary; (iii) make loans or advances to any Credit Party or any Subsidiary; or (iv) transfer any of its property or assets to any Credit Party or any Subsidiary.
Section 5.5Payments and Modifications of Subordinated Debt. No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement.
Section 5.6Consolidations, Mergers and Sales of Assets; Change in Control. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:
(a)consolidate or merge or amalgamate with or into any other Person other than (i) consolidations or mergers among Borrowers so long as in any consolidation or merger involving Apyx Medical, Apyx Medical is the surviving entity, (ii) consolidations or mergers among a Guarantor and a Borrower so long as the Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors, (iv) consolidations or mergers among Restricted Foreign Subsidiaries, and (v) so long as no Event of Default has occurred and is continuing, dissolutions or liquidations of Restricted Foreign Subsidiaries so long as any assets of such dissolved or liquidated Person are transferred to a Credit Party; or
(b)make or consummate any Asset Dispositions other than Permitted Asset Dispositions.
Section 5.7Purchase of Assets, Investments. No Credit Party will, or will permit any Subsidiary to, directly or indirectly:
(a)acquire, make, own, hold, or otherwise consummate any Investment (including for the avoidance of doubt, any Acquisition) other than Permitted Investments, or enter into any agreement to acquire, make, own or hold any Investment other than Permitted Investments;
(b)without limiting clause (a) above, acquire any other assets other than Permitted Investments or otherwise (i) in the Ordinary Course of Business, (ii) constituting capital expenditures, (iii) constituting replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding and for which the requirements set forth in this Agreement have been satisfied and (iv) any acquisition by a Credit Party of assets of any other Credit Party to the extent not otherwise prohibited by Article 5 of this Agreement;
(c)engage in or establish any joint venture or partnership with any other Person, except as in effect on the Closing Date with respect to the Restricted JV Subsidiary; or

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(d)without limiting the foregoing, no Credit Party shall, nor will any Credit Party permit any Subsidiary to, purchase or carry Margin Stock.
Section 5.8Transactions with Affiliates. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party or any Subsidiary thereof, except for (a) transaction disclosed on Schedule 5.8 on the Closing Date, (b) transactions that are in the Ordinary Course of Business upon fair and reasonable terms, and, in each case, which contain terms that are no less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party and which are disclosed to Agent in writing prior to the parties consummating such transaction, (c) transactions among Credit Parties that are not otherwise prohibited by this Agreement, (d) transactions constituting (i) issuances of Subordinated Debt to investors and (ii) issuance of Equity interests (other than Disqualified Equity Interests), in each case, not otherwise in contravention of this Agreement, and (e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the Ordinary Course of Business).
Section 5.9Modification of Organizational Documents. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.
Section 5.10Modification of Certain Agreements. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; or (b) would reasonably be expected to be materially adverse to the rights, interests or privileges of Agent, Term Loan Servicer or the Lenders or their ability to enforce the same.
Section 5.11Conduct of Business. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date described on Schedule 5.11 and businesses reasonably related thereto. No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts in any material respect (including, without limitation, the amount and timing of finance charges, fees and write-offs).
Section 5.12[Reserved].
Section 5.13Limitation on Sale and Leaseback Transactions. Other than the Permitted Sale Leaseback, no Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.
Section 5.14Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.
(a)No Credit Party will, directly or indirectly, establish any new Deposit Account or Securities Account (other than an Excluded Account) unless such Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Without limiting the foregoing, Credit Parties shall ensure that each Deposit Account or Securities Account of a Credit Party (other than Excluded Accounts) is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.
(b)Credit Parties represent and warrant that Schedule 5.14 (as updated by the Compliance Certificate delivered to Agent from time to time after the Closing Date) lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date and as of the date on which each Compliance Certificate is delivered.
(c)At all times that any Obligations remain outstanding, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account; provided, however, that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of Law with respect to such accounts).
Section 5.15Compliance with Anti-Terrorism Laws. Agent hereby notifies Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their principals, which information includes the name and address of each Credit Party and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any contracts or agreements or otherwise engage in transactions directly or indirectly with or related to any Blocked Person or any Person listed on the OFAC Lists or any Sanctioned Country. Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) enters into a settlement agreement with a U.S. government agency, (c) pleads nolo contendere to, (d) is indicted on, or (e) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering, Anti-Terrorism Laws or export control laws. No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing directly or indirectly with or related to any Blocked Person or Sanctioned Country, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person or Sanctioned Country, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
Section 5.16Change in Accounting. No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP or required to be GAAP compliant or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 5.17Investment Company Act. No Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act.
Section 5.18Agreements Regarding Receivables. No Credit Party may backdate, postdate or redate any of its invoices. No Credit Party may make any sales on extended dating or credit terms with respect to Eligible Accounts beyond that customary in such Credit Party’s industry and consented to in advance by Agent. In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrower Representative shall notify Agent promptly upon any Borrower’s learning thereof, in the event any Eligible Account becomes ineligible for any reason, other than the aging of such Account, and of the reasons for such ineligibility. Borrower Representative shall also notify Agent promptly of all material disputes and claims with respect to the Accounts of any Borrower, and such Borrower will settle or adjust such material disputes and claims at no expense to Agent; provided, however, no Borrower may, without Agent’s consent, grant (a) any discount, credit or allowance in respect of its Accounts (i) which is outside the Ordinary Course of Business or (ii) which discount, credit or allowance exceeds an amount equal to $100,000 in the aggregate with respect to any individual Account of (b) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Account. Nothing permitted by this Section 5.16, however, may be construed to alter in any the criteria for Eligible Accounts, or Eligible Inventory provided in Section 1.1.
Section 5.19Passive Holding Company Status of Apyx China Holding. Apyx China Holding shall not engage in any operating or business activities, provided that the following and activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Restricted JV Subsidiary and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Financing Documents, (iv) receipt of Investments permitted pursuant to clause (h)(2) of the definition of Permitted Investments, (v) making of Investments in the Restricted JV Subsidiary to the extent permitted pursuant to clause (j) of the definition of Permitted Investments, (vi) payment of dividends, making contributions to the capital of Borrower and guaranteeing the obligations of Borrower to the extent such guarantee would otherwise be permitted under Sections 5.1 and 5.7, (vii) participating in tax, accounting and other administrative matters as a member of the consolidated group that includes Borrower and Apyx China Holding, (viii) holding any cash incidental to any activities permitted under this Section 5.19, and (ix) providing indemnification to officers, managers and directors. Notwithstanding the foregoing, Apyx China Holding shall not (a) incur any Liens other than those for the benefit of the Obligations or the Obligations under any Permitted Debt or, non-consensual Liens permitted by Section 5.2, (b) own any Equity Interests, other than those of the Restricted JV Subsidiary or any other Investments and (c) incur any Debt except pursuant to the Financing Documents or any guarantee by Apyx China Holding of Debt of the Borrowers that would otherwise be permitted under Section 5.1.
Section 5.20Restricted Foreign Subsidiaries.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(a)No Credit Party shall permit the total amount of cash and Cash Equivalents held by Restricted Foreign Subsidiaries to exceed $3,000,000 (or the equivalent thereof in any foreign currency), in the aggregate, at any time.
(b)No Credit Party shall make any Asset Disposition to or Investment in any Restricted Foreign Subsidiary other than Investments of cash and Cash Equivalents permitted to be made pursuant to clause (i) of the definition of Permitted Investment.
(c)No Credit Party will, or will permit any Subsidiary to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of any Restricted Foreign Subsidiary and (ii) no Credit Party will permit any Restricted Foreign Subsidiary to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of a Credit Party.
(d)No Credit Party shall permit any Restricted Foreign Subsidiary to own, or have an exclusive license in respect of, any Material Intangible Assets.
Section 5.21Restricted JV Subsidiary.
(a)No Credit Party shall make any Asset Disposition to or Investment in the Restricted JV Subsidiary other than Investments of cash and Cash Equivalents permitted to be made pursuant to clause (j) of the definition of Permitted Investment.
(b)no Credit Party will, or permit any of its other Subsidiaries to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of the Restricted JV Subsidiary.
(c)No Credit Party shall permit the Restricted JV Subsidiary to own, or have a license to any of the Credit Parties’ Intellectual Property.
Section 5.22Restricted Immaterial Subsidiary.
(a)Credit Parties shall not permit the Restricted Immaterial Subsidiary to (a) conduct any business operations, (b) have any assets (including any licenses or permits) or any liabilities (other than de minimis assets or liabilities), (c) own any capital stock of any Credit Party or any other Subsidiary of any Credit Party, or (d) operate any part of any Credit Party’s business. For the avoidance of doubt, Credit Parties shall not make any Investment in or transfer any assets to the Restricted Immaterial Subsidiary.
(b)No Credit Party will, or will permit any Subsidiary to, commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of the Restricted Immaterial Subsidiary and (ii) no Credit Party will permit the Restricted Immaterial Subsidiary to commingle any of its assets (including any bank accounts, cash or Cash Equivalents) with the assets of a Credit Party.
ARTICLE 6 – FINANCIAL COVENANTS
Section 6.1Minimum Advanced Energy Net Revenue. Credit Parties shall not permit Advanced Energy Net Revenue for any applicable Defined Period, as tested quarterly on the last day of

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

each Defined Period, to be less than the Applicable Minimum Advanced Energy Net Revenue Threshold for such Defined Period.
Section 6.2Minimum Cash. Credit Parties shall not permit Credit Party Cash, at any time during the term of this Agreement, to be less than $10,000,000.
Section 6.3Evidence of Compliance. Borrowers shall furnish to Agent, as required by Section 4.1, a Compliance Certificate as evidence of (a) monthly cash and Cash Equivalents, as of the date that is five (5) Business Days prior to the delivery of such Compliance Certificate of (w) Borrowers, (x) Credit Parties taken as a whole, (y) Restricted Foreign Subsidiaries, and (z) the Restricted JV Subsidiary, (b) as applicable, Credit Parties’ compliance with the covenants in this Article, and (c) that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (i) a statement and report, in form and substance reasonably satisfactory to Agent, detailing Borrowers’ calculations, and (ii) if requested by Agent, back-up documentation (including, without limitation, bank statements, invoices, receipts and other evidence of costs incurred during such month as Agent shall reasonably require) evidencing the propriety of the calculations. A breach of a financial covenant contained in this Article 6 shall be deemed to have occurred as of the last day of any specified Defined Period, regardless of when the financial statements reflecting such breach are delivered to Agent.
ARTICLE 7 – CONDITIONS
Section 7.1Conditions to Closing. The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist attached hereto as Exhibit F, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of, or waiver by, Agent and Lenders in their Permitted Discretion:
(a)the receipt by Agent of executed counterparts of this Agreement and the other Financing Documents;
(b)the payment of all fees, expenses and other amounts due and payable under each Financing Document; and
(c)since September 30, 2022, the absence of any material adverse change in any aspect of the business, operations, properties or condition (financial or otherwise) of any Credit Party, or any event or condition which would reasonably be expected to result in such a material adverse change.
(d).
Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 7.2Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan (including the initial Loans), is subject to the satisfaction or waiver of the following additional conditions:
(a)(i) in the case of the initial borrowing of Revolving Loans, receipt by Agent of a Notice of Borrowing and the initial Borrowing Base Certificate, (ii) in the case of each other borrowing of Revolving Loans, receipt by Agent of a Notice of Borrowing and an updated Borrowing Base Certificate, and (iii) in the case of a Term Loan advance, receipt by Agent and Term Loan Servicer of a Notice of Borrowing in accordance with the provisions of Section 2.1(a)(ii);
(b)the fact that, immediately after such borrowing and after application of the proceeds thereof, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;
(c)with respect to any Term Loan Tranche 2, the most recent Compliance Certificate delivered (or required to be delivered) by Borrowers pursuant to Section 4.1(i) for the last month of a fiscal quarter demonstrates, to Agent’s and each Term Lender’s satisfaction, that the Advanced Energy Net Revenue for the Defined Period ending on the last day of such fiscal quarter is greater than or equal to $43,000,000;
(d)with respect to any Term Loan Tranche 3, the most recent Compliance Certificate delivered (or required to be delivered) by Borrowers pursuant to Section 4.1(i) for the last month of a fiscal quarter demonstrates, to Agent’s and each Term Lender’s satisfaction, that the Advanced Energy Net Revenue for the Defined Period ending on the last day of such fiscal quarter is greater than or equal to $60,000,000;
(e)the fact that, immediately before and after such advance, no Default or Event of Default shall have occurred and be continuing;
(f)for Loans made on the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete on and as of the Closing Date, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct as of such earlier date;
(g)for Loans made after the Closing Date, the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing, except to the extent that any such representation or warranty relates to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such specific earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(h)in the case of the initial borrowing of Revolving Loans, Agent shall have (i) completed a reasonably satisfactory field exam and all other necessary or reasonably desirable audits and appraisals with respect to Borrowing Base Collateral, the results of which are reasonably satisfactory to Agent and Lenders, (ii) received evidence satisfactory to it that the Borrowers have established a Lockbox and one or more Lockbox Accounts and directed the applicable Account Debtors to make payment to the applicable Lockbox Account in accordance with the terms of this Agreement,

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

and (iii) the Lockbox Activation Date shall have occurred and Agent shall have received a fully executed Lockbox Deposit Account Control Agreement;
(i)the fact that no material adverse change in the condition (financial or otherwise), properties, business, prospects, or operations of Borrowers or any other Credit Party shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement.
Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Credit Party on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Credit Party that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).
Section 7.3Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its Permitted Discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Credit Parties’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.
Section 7.4Post-Closing Requirements. Unless Agent shall otherwise consent in writing, Credit Parties shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.
ARTICLE 8 – RESERVED
ARTICLE 9 – SECURITY AGREEMENT
Section 9.1Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns, grants and pledges to Agent, for the benefit of itself and Lenders, and, subject only to Permitted Liens that may have priority as a matter of applicable Law, a continuing first priority Lien on and security interest in, upon, and to the property and assets set forth on Schedule 9.1 attached hereto and made a part hereof.
Section 9.2Representations and Warranties and Covenants Relating to Collateral.
(a)The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except in respect of Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following:

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account for which Deposit Account Control Agreements are required pursuant to this Agreement, the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the execution of control agreements with respect to such investment property and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.
(b)Schedule 9.2(b) (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Credit Parties regarding any Collateral or any of Credit Party’s assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2(b) indicates in each case which Credit Parties have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by Credit Parties, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.
(c)Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the granting of the security interest or the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Credit Party and any other Person relating to any such collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.
(d)As of the Closing Date, except as set forth on Schedule 9.2(d) and except to the extent constituting Excluded Perfection Assets, no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims,

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Instruments, documents or investment property (in each case, other than Excluded Perfection Assets or Equity Interests in any Subsidiaries of such Credit Party disclosed on Schedule 3.4), and Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by Credit Parties of the next quarterly Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property, in each case, other than Excluded Perfection Assets. No Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Credit Parties is maintained).
(e)Credit Parties shall not take any of the following actions or make any of the following changes unless Credit Parties have given at least thirty (30) days prior written notice to Agent of Credit Parties’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is; provided that in no event shall a Credit Party organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof or (iii) change its chief executive office, principal place of business, or the location of its books and records or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules , as updated from time to time pursuant to the terms of this Agreement, and/or establish (other than Collateral that is in transit or out for repair) any business location at any location that is not then listed on the Schedules.
(f)Credit Parties shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts that are otherwise not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Credit Parties with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Credit Parties and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(g)Without limiting the generality of Sections 9.2(c) and 9.2(e):
(i)Credit Parties shall deliver to Agent all tangible Chattel Paper and all Instruments and documents (other than any Excluded Perfection Assets) owned by any Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Credit Parties shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper (other than Excluded Perfection Assets) owned by any Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments (other than Excluded Perfection Assets). Credit Parties will mark conspicuously all such Chattel Paper and all such Instruments and documents (other than Excluded Perfection Assets) with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Credit Parties shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Credit Parties.
(ii)Credit Parties shall deliver to Agent all letters of credit (except to the extent constituting an Excluded Perfection Asset) on which any Credit Party is the beneficiary and which give rise to letter of credit rights owned by such Credit Party which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Except with respect to Excluded Perfection Assets, Credit Parties shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.
(iii)Credit Parties shall promptly advise Agent upon any Credit Party becoming aware that it has any interests in any commercial tort claim (except to the extent constituting an Excluded Perfection Asset), which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Credit Parties shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.
(iv)Unless Agent shall otherwise consent, Credit Parties shall obtain a landlord’s agreement, mortgagee agreement, or bailee agreement, as applicable, from the lessor of each leased property, the mortgagee of owned property or the warehouseman, consignee, bailee at any business location, in each case, located in the United States and (a) which is a Credit Party’s chief executive office or (b) where (i) any portion of the Collateral included in or proposed to be included in the Borrowing Base, or (ii) any portion of the Collateral with a value in excess of $250,000, is located, in each case, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Credit Parties shall timely and fully pay and

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perform its obligations under all leases and other agreements with respect to each of the locations specified in the preceding sentence. In no event shall the Credit Parties maintain tangible Collateral (other than Inventory with contract manufacturers and Inventory in transit in the Ordinary Course of Business) with a value in excess of $250,000 outside of the United States without Agent’s prior consent.
(v)Credit Parties shall cause all material Equipment and other material tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are reasonably necessary or desirable to such end. Upon request of Agent, Credit Parties shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property (other than Excluded Perfection Assets) and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Credit Parties shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.
(vi)Each Credit Party hereby authorizes Agent to file without the signature of such Credit Party one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Credit Party as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired) in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
(vii)As of the Closing Date, no Credit Party holds, and after the Closing Date Credit Parties shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Credit Parties shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.
(viii)Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

ARTICLE 10 - EVENTS OF DEFAULT
Section 10.1Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:
(a)(i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, or (ii) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Section 2.11, Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.6, Section 4.9, Section 4.11, Section 4.15, Section 4.16, Section 4.17, Article 5, Article 6, or Section 7.4;
(b)any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Responsible Officer of the Borrower or any other Credit Party of such default;
(c)any written representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);
(d)(i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having an individual principal amount in excess of $250,000 or having an aggregate principal amount in excess of $500,000 to become or be declared due prior to its stated maturity, or (ii) without limiting the foregoing, the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring (or that would allow the holders thereof to require) the prepayment or mandatory redemption of any Subordinated Debt;
(e)any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or any analogous procedure or step is taken in any other jurisdiction) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize the foregoing;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(f)an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;
(g)(i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000;
(h)there is entered against any Credit Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, or (ii) one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within 20 days from the entry or issuance thereof;
(i)there is entered against any Credit Party or any Subsidiary thereof one or more judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more;
(j)except solely as a result of any action or inaction of Agent or any Lenders (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;
(k)the institution by any Governmental Authority of criminal proceedings against any Credit Party;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(l)a default or event of default occurs under any other Financing Document and any applicable grace period under such Financing Document has expired;
(m)Apyx Medical’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain listed for trading on the Nasdaq Stock Market, which failure continues for 30 days;
(n)the occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect;
(o)(i) the voluntary withdrawal, Recall or cessation of production (other than any temporary cessation of production in the ordinary course of business) or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal or Recall of any material Product or Product indication from the market or to enjoin any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries from manufacturing, marketing, selling or distributing any such Product or Product indication, (ii) the institution of any action or proceeding by FDA or any other Governmental Authority to revoke, suspend, reject, withdraw, limit, or restrict any Regulatory Required Permit held by any Credit Party, its Subsidiaries or any representative of Borrower or its Subsidiaries, which, in each case or in the aggregate, has or could reasonably be expected to result in Material Adverse Effect, (iii) the commencement of any enforcement action against any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries (with respect to the business of any Credit Party or its Subsidiaries) by FDA or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect, or (iv) the occurrence of adverse test results in connection with a Product, which, in each case or in the aggregate, has or could reasonably be expected to result in Material Adverse Effect;
(p)any Credit Party defaults under or breaches any Material Contract (after any applicable grace period contained therein), or a Material Contract shall be terminated by a third party or parties party thereto prior to the expiration thereof, or there is a loss of a material right of a Credit Party under any Material Contract to which it is a party;
(q)the occurrence of a Change in Control; or
(r)any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto.
All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.
Section 10.2Acceleration and Suspension or Termination of Revolving Loan Commitment and Term Loan Commitment. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and/or Term Loan Commitment and the obligations of Agent, Term Loan Servicer and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment and/or Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Credit Party or any other act by Agent or the Lenders, the Revolving Loan Commitment and Term Loan Commitment and the obligations of Agent, Term Loan Servicer and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party and Credit Parties will pay the same.
Section 10.4UCC Remedies.
(a)Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:
(i)the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;
(ii)the right to (by its own means or with judicial assistance) enter any of Credit Parties’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties’ original books and records, to obtain access to Credit Parties’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);
(iii)the right to require Credit Parties at Credit Parties’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;
(iv)the right to notify postal authorities to change the address for delivery of Credit Parties’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Credit Party; and/or
(v)the right to enforce Credit Parties’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including reasonable and documented out-of-pocket attorneys’ fees, to Credit Parties, and (ii) the right, in the name of Agent or any designee of Agent or Credit Parties, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including,

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

without limitation, verification of Credit Parties’ compliance with applicable Laws. Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties’ affairs, all of which contacts Credit Parties hereby irrevocably authorize.
(b)Each Credit Party agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Credit Parties, which right is hereby waived and released. Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Credit Parties shall be credited with the proceeds of the sale. Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.
(c)Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.
(d)Upon the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Borrower and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, upon the occurrence and during the continuance of an Event of Default, without charge, Credit Parties’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Credit Parties’

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit, subject to any rights of third party licensors or licensees, as applicable.
Section 10.4Protective Payments. If any Credit Party fails to pay or perform any covenant or obligation under this Agreement or any other Financing Document, Agent may pay or perform such covenant or obligation, and all amounts so paid by Agent are Protective Advances and immediately due and payable, constituting principal and bearing interest at the then highest applicable rate for the Loans hereunder, and secured by the Collateral. No such payments or performance by Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Agent’s waiver of any Event of Default. Without limiting the foregoing, each Lender and Borrower hereby authorizes Agent, without the necessity of any notice or further consent from any Lender, from time to time prior to a Default, to make any Protective Advance with respect to any Collateral or the Financing Documents which may be necessary to protect the priority, validity or enforceability of any lien on, and security interest in, any Collateral and the instruments evidencing or securing the obligations of Borrower under the Financing Documents. Credit Parties agree to pay on demand all Protective Advances. The Lenders must reimburse Agent for any Protective Advances (in accordance with their Pro Rata Shares) to the extent not reimbursed by Credit Parties.
Section 10.5Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.
Section 10.6Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Credit Party at any time or from time to time, with reasonably prompt subsequent notice to such Credit Party (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Credit Party or any of its Subsidiaries (regardless of whether such balances are then due to such Credit Party or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Credit Party or any of its Subsidiaries, against and on account of any of the Obligations (other than inchoate indemnification obligations for which no claim has yet been made); except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Credit Party agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.
Section 10.7Application of Proceeds.
(a)Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Credit Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent or Term Loan Servicer from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Credit Parties on the one hand and Agent, Term Loan Servicer and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

and all payments received by Agent or Term Loan Servicer against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.
(b)Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent and Term Loan Servicer, as applicable, shall apply any and all payments received by Agent or Term Loan Servicer (as applicable) in respect of the Obligations, and any and all proceeds of Collateral received by Agent or Term Loan Servicer, in such order as Agent or Term Loan Servicer, as applicable, may from time to time elect.
(c)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent or Term Loan Servicer, as applicable, shall apply any and all payments received by Agent or Term Loan Servicer, as applicable, in respect of the Obligations, and any and all proceeds of Collateral received by Agent or Term Loan Servicer, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent or Term Loan Servicer with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Credit Parties owing to Agent, Term Loan Servicer or any Lender under the Financing Documents. Any balance remaining shall be delivered to Credit Parties or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.
Section 10.8Waivers.
(a)Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may lawfully do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.
(b)Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender and made in accordance with the terms of any Financing Document; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent, Term Loan Servicer or any Lender with respect to the

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

payment or other provisions of the Financing Documents and made in accordance with the terms of any Financing Document, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent, Term Loan Servicer or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)To the extent that Agent, Term Loan Servicer or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent, Term Loan Servicer or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent, Term Loan Servicer or any Lender may at any time after such acquiescence require Credit Parties to comply with all such requirements. Any forbearance by Agent, Term Loan Servicer or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s, Term Loan Servicer’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s, Term Loan Servicer’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.
(d)Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing (i) Agent, Term Loan Servicer and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent, Term Loan Servicer or Lenders shall remain in full force and effect until Agent, Term Loan Servicer or Lenders have exhausted all remedies against the Collateral and any other properties owned by Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties’ obligations under the Financing Documents.
(e)Nothing contained herein or in any other Financing Document shall be construed as requiring Agent, Term Loan Servicer or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Credit Parties’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

circumstances: (i) in the event any Credit Party defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.
(f)To the fullest extent permitted by law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent, Term Loan Servicer or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.
Section 10.9Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent, Term Loan Servicer and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.
Section 10.10Marshalling; Payments Set Aside. Neither Agent, Term Loan Servicer nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Credit Party makes any payment or Agent enforces its Liens or Agent, Term Loan Servicer, or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.
ARTICLE 11- AGENT
Section 11.1Appointment and Authorization.
(a)Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.
(b)Each Lender hereby irrevocably appoints and authorizes Term Loan Servicer to take such actions as Term Loan Servicer on its behalf and to exercise such powers under the Financing Documents as are delegated to Term Loan Servicer by the terms thereof, together with all such powers as are reasonably incidental thereto.
(c)Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders and Term Loan Servicer.
(d)The provisions of this Article 11 are solely for the benefit of Agent, Term Loan Servicer and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent and Term Loan Servicer shall each act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.
(e)Each of Agent and Term Loan Servicer may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Financing Document by or through any agents, servicers, trustees, investment managers, employees, attorney-in-fact or any other Person (including any Lender). Any such Person shall benefit from this Article 11 to the extent provided by Agent or Term Loan Servicer, as applicable.
Section 11.2Agents and Affiliates. Agent and Term Loan Servicer shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and Term Loan Servicer and their respective Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent or Term Loan Servicer, as applicable, hereunder.
Section 11.3Action by Agents. The duties of Agent and Term Loan Servicer shall be mechanical and administrative in nature. Neither Agent nor Term Loan Servicer shall have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent or Term Loan Servicer any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.
Section 11.4Consultation with Experts. Agent and Term Loan Servicer may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 11.6Liability of Agent. None of Agent, Term Loan Servicer nor any of their directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent and Term Loan Servicer shall each be liable with respect to its specific duties set forth hereunder

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. None of Agent, Term Loan Servicer nor any of their directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Neither Agent nor Term Loan Servicer shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Neither Agent nor Term Loan Servicer shall be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such Erroneous Payments received by them).
Section 11.6Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent and Term Loan Servicer (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s or Term Loan Servicer’s, as applicable, gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent or Term Loan Servicer, as applicable, may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent or Term Loan Servicer, as applicable, hereunder or thereunder. If any indemnity furnished to Agent or Term Loan Servicer for any purpose shall, in the opinion of Agent or Term Loan Servicer (as applicable), be insufficient or become impaired, Agent or Term Loan Servicer, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.
Section 11.7Right to Request and Act on Instructions. Agent and Term Loan Servicer may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent or Term Loan Servicer is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent or Term Loan Servicer, as applicable, shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent or Term Loan Servicer as a result of Agent or Term Loan Servicer, as applicable, acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), neither Agent nor Term Loan Servicer shall have any obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent or

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Term Loan Servicer, as appliable, to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.
Section 11.8Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent, Term Loan Servicer or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent, Term Loan Servicer or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.
Section 11.9Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and Term Loan Commitment and payment in full of all Obligations (other than inchoate indemnification obligations for which no claim has yet been made); or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of Permitted Liens. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.
Section 11.10Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.
Section 11.11Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 11.12Assignment by Agent; Resignation of Agent; Successor Agent.
(a)Agent and/or Term Loan Servicer may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Eligible Assignee to whom Agent or Term Loan Servicer, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case without the consent of the Lenders or Credit Parties. Following any such assignment, Agent or Term Loan Servicer, as appliable, shall endeavor to give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent or Term Loan Servicer, as appliable, pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.
(b)Without limiting the rights of Agent or Term Loan Servicer to designate an assignee pursuant to subsection (a) above, Agent or Term Loan Servicer may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent or Term Loan Servicer, as applicable, which successor Agent or Term Loan Servicer shall be an Eligible Assignee. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent or Term Loan Servicer gives notice of its resignation, then the retiring Agent or Term Loan Servicer may on behalf of the Lenders, appoint a successor Agent or Term Loan Servicer; provided, however, that if Agent or Term Loan Servicer shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent or Term Loan Servicer that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent or Term Loan Servicer shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent or Term Loan Servicer, as applicable, shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent or Term Loan Servicer, as appliable, as provided for above in this paragraph.
(c)Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent or Term Loan Servicer, as applicable, pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent or Term Loan Servicer, and the retiring Agent or Term Loan Servicer shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent or Term Loan Servicer shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation or retiring Term Loan Servicer’s resignation (as applicable) hereunder and under the other Financing Documents, the provisions of this Article 11 and Section 11.12 shall continue in effect for the benefit of such retiring Agent or Term Loan Servicer and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent or Term Loan Servicer was acting or was continuing to act as Agent or Term Loan Servicer, as applicable.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 11.13Payment and Sharing of Payment.
(a)Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.
(i)Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Revolving Loan Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.
(ii)On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.
(iii)On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.
(iv)On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.
(v)It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Revolving Loan Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.
(vi)The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.
(b)Term Loan Payments. Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Term Loan Servicer on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month; provided, however, that, in the case such Lender is a Defaulted Lender, Term Loan Servicer shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Credit Party.
(c)Return of Payments.
(i)If Agent or Term Loan Servicer pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent or Term Loan Servicer, as applicable, from a Credit Party and such related payment is not received by Agent, then Agent or Term Loan Servicer, as applicable, will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(ii)If Agent or Term Loan Servicer determines at any time that any amount received by Agent or Term Loan Servicer, as applicable, under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent or Term Loan Servicer, as applicable, will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent or Term Loan Servicer, as applicable, on demand any portion of such amount that Agent or Term Loan Servicer, as applicable, has distributed to such Lender, together with interest at such rate, if any, as Agent or Term Loan Servicer, as applicable, is required to pay to any Credit Party or such other Person, without setoff, counterclaim or deduction of any kind.
(d)Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent nor Term Loan Servicer shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.
(e)Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Credit Party agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Credit Parties in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.
Section 11.14Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Credit Parties’ expense. Agent is further authorized by the Credit Parties and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by the Credit Parties, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Credit Party hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs,

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.
Section 11.15Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent and Term Loan Servicer (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
Section 11.16Amendments and Waivers.
(a)No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b)In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:
(i)if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or
(ii)if the rights or duties of Agent are affected thereby, by Agent; and/or
(iii)if the rights or duties of Term Loan Servicer are affected thereby, by Term Loan Servicer, provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Credit Party to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, or consent to a transfer of any of the Intellectual Property, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder);

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Credit Party of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Term Loan Commitment, Term Loan Tranche 1 Commitments, Term Loan Tranche 2 Commitments, Term Loan Tranche 3 Commitments, Revolving Loan Commitment Amount, Term Loan Commitment Amount, Term Loan Tranche 1 Commitment Amount, Term Loan Tranche 2 Commitment Amount, Term Loan Tranche 3 Commitment Amount, Revolving Loan Commitment Percentage, Term Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.
Section 11.17Assignments and Participations.
(a)Assignments.
(i)Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Credit Parties, Agent and Term Loan Servicer shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.
(ii)From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 13.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender).

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.
(iii)Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Borrower, Agent, Term Loan Servicer and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower, Term Loan Servicer and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower, Agent and Term Loan Servicer at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) and Term Loan Servicer (in its capacity as Term Loan Servicer) shall have no responsibility for maintaining a Participant Register.
(iv)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(v)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.
(b)Participations. Any Lender may at any time, without the consent of, or notice to, any Credit Party, Agent or Term Loan Servicer, sell to one or more Persons (other than any Credit Party or any Credit Party’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Credit Parties, Agent and Term Loan Servicer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Credit Party shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Credit Party agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.
(c)Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(h), which demand shall not have been revoked, (ii) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Credit Parties, shall be effective for purposes of this

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 13.1.
(d)Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.
Section 11.18Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans or not fund any tranche of the Term Loan, as applicable, due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstanding in excess of Zero Dollars ($0) or Term Loans outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:
(a)For purposes of determining the Pro Rata Share of each Lender under clauses (a) and (b) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount and Term Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.
(b)Except as provided in clause (a) above, the Revolving Loan Commitment Amount and Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).
(c)The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.
(d)The Term Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Term Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate principal amount outstanding under the Term Loans of all Non-Funding Lenders as of such date.
(e)Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.
(f)To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans or Term Loans pursuant to Section 10.7, such

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

payments and proceeds shall be applied first in respect of Revolving Loans or Term Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans or Term Loans, as applicable.
ARTICLE 12 – GUARANTY
Section 12.1Guaranty. Each Guarantor hereby unconditionally guarantees, as a primary obligor and not merely as a surety, jointly and severally with each other Guarantor when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual performance of all of the Obligations, including payment in full of the principal, accrued but unpaid interest and all other amounts due and owing to the Agent, Term Loan Servicer and Lenders under the Loans and (b) indemnifies each Lender immediately on demand against any cost, loss or liability suffered by such Lender if any obligations guaranteed by it are or become unenforceable, invalid, voided, avoid or illegal, the amount of which such cost, loss or liability shall be equal to the amount which such Lender would otherwise be entitled to recover. Each payment made by any Guarantor pursuant to this Article 12 shall be made in lawful money of the United States in immediately available funds. Each Guarantor hereby acknowledges and agrees that it is an Affiliate of a Borrower or other interested party and will derive significant economic benefit from the Loans.
Section 12.2Payment of Amounts Owed. The Guarantee hereunder is an absolute, unconditional and continuing guarantee of the full and punctual payment and performance of all of the Obligations and not of their collectability only and is in no way conditioned upon any requirement that the Agent, Term Loan Servicer or any Lender first attempt to collect any of the Obligations from any Borrower or resort to any collateral security or other means of obtaining payment. In the event of any default by Borrowers in the payment of the Obligations, after the expiration of any applicable cure or grace period, each Guarantor agrees, on demand by Agent (which demand may be made concurrently with notice to Borrowers that the Borrowers are in default of their obligations), to pay the Obligations, regardless of any defense, right of set-off or recoupment or claims which any Borrower or Guarantor may have against Agent, Term Loan Servicer or Lenders or the holder of the Notes. All of the remedies set forth in this Agreement, in any other Financing Document or at law or equity shall be equally available to Agent, Term Loan Servicer and Lenders, and the choice by Agent, Term Loan Servicer or Lenders of one such alternative over another shall not be subject to question or challenge by any Guarantor or any other person, nor shall any such choice be asserted as a defense, setoff, recoupment or failure to mitigate damages in any action, proceeding, or counteraction by Agent, Term Loan Servicer or Lenders to recover or seeking any other remedy under this Guarantee, nor shall such choice preclude Agent, Term Loan Servicer or Lenders from subsequently electing to exercise a different remedy.
Section 12.3Certain Waivers by Guarantor. To the fullest extent permitted by law, each Guarantor does hereby: (a)
(a)waive notice of acceptance of this Agreement by Agent, Term Loan Servicer and Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law;
(b)agree to refrain from asserting, until after repayment in full of the Obligations, any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against any Borrower;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(c)waive any defense, right of set-off, right of recoupment or other claim which such Guarantor may have against Agent, Term Loan Servicer, Lenders or the holder of the Notes;
(d)waive any and all rights such Guarantor may have under any anti-deficiency statute or other similar protections;
(e)waive all rights at law or in equity to seek subrogation, contribution, indemnification or any other form of reimbursement or repayment from any Borrower, any other Guarantor or any other person or entity now or hereafter primarily or secondarily liable for any of the Obligations until the Obligations have been paid in full;
(f)waive presentment for payment, demand for payment, notice of nonpayment or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge such Guarantor with liability;
(g)waive the benefit of all appraisement, valuation, marshalling, forbearance, stay, extension, redemption, homestead, exemption and moratorium laws now or hereafter in effect;
(h)waive any defense based on the incapacity, lack of authority, death or disability of any other person or entity or the failure of Agent, Term Loan Servicer or Lenders to file or enforce a claim against the estate of any other person or entity in any administrative, bankruptcy or other proceeding;
(i)waive any defense based on an election of remedies by Agent, Term Loan Servicer or Lenders, whether or not such election may affect in any way the recourse, subrogation or other rights of such Guarantor against any Borrower, any other Guarantor or any other person in connection with the Obligations;
(j)waive any defense based on the failure of the Agent or Lenders to (i) provide notice to such Guarantor of a sale or other disposition of any of the security for any of the Obligations, or (ii) conduct such a sale or disposition in a commercially reasonable manner;
(k)waive any defense based on the negligence of Agent, Term Loan Servicer or Lenders in administering this Agreement or the other Financing Documents (including, but not limited to, the failure to perfect any security interest in any Collateral), or taking or failing to take any action in connection therewith, provided, however, that such waiver shall not apply to the gross negligence or willful misconduct of the Agent, Term Loan Servicer or Lenders, as determined by the final, non-appealable decision of a court having proper jurisdiction;
(l)waive the defense of expiration of any statute of limitations affecting the liability of such Guarantor hereunder or the enforcement hereof;
(m)waive any right to file any Claim (as defined below) as part of, and any right to request consolidation of any action or proceeding relating to a Claim with, any action or proceeding filed or maintained by Agent, Term Loan Servicer or Lenders to collect any Obligations of such Guarantor to Agent, Term Loan Servicer or Lenders hereunder or to exercise any rights or remedies available to Agent, Term Loan Servicer or Lenders under the Financing Documents, at law, in equity or otherwise;

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

(n)agree that neither Agent, Term Loan Servicer nor Lenders shall have any obligation to obtain, perfect or retain a security interest in any property to secure any of the Obligations (including any mortgage or security interest contemplated by the Financing Documents), or to protect or insure any such property;
(o)waive any obligation Agent, Term Loan Servicer or Lenders may have to disclose to such Guarantor any facts the Agent, Term Loan Servicer or Lenders now or hereafter may know or have reasonably available to it regarding the Borrowers or Borrowers’ financial condition, whether or not the Agent, Term Loan Servicer or Lenders have a reasonable opportunity to communicate such facts or have reason to believe that any such facts are unknown to such Guarantor or materially increase the risk to such Guarantor beyond the risk such Guarantor intends to assume hereunder;
(p)agree that neither Agent, Term Loan Servicer nor Lenders shall be liable in any way for any decrease in the value or marketability of any property securing any of the Obligations which may result from any action or omission of the Agent, Term Loan Servicer or Lenders in enforcing any part of this Agreement;
(q)waive any defense based on any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Financing Documents;
(r)waive any defense based on any change in the composition of Borrowers, and
(s)waive any defense based on any representations and warranties made by such Guarantor herein or by any Borrower herein or in any of the Financing Documents.
For purposes of this section, the term “Claim” shall mean any claim, action or cause of action, defense, counterclaim, set-off or right of recoupment of any kind or nature against the Agent, Term Loan Servicer or Lenders, its officers, directors, employees, agents, members, actuaries, accountants, trustees or attorneys, or any affiliate of the Agent, Term Loan Servicer or Lenders in connection with the making, closing, administration, collection or enforcement by the Agent, Term Loan Servicer or Lenders of the Obligations.
Section 12.4Guarantor’s Obligations Not Affected by Modifications of Financing Documents. Each Guarantor further agrees that such Guarantor’s liability as guarantor shall not be impaired or affected by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantor for the time for payment of interest or principal or by any forbearance or delay in collecting interest or principal hereunder, or by any waiver by Agent or Lenders under this Agreement or any other Financing Documents, or by Agent’s, Term Loan Servicer’s or Lenders’ failure or election not to pursue any other remedies it may have against any Borrower or Guarantor, or by any change or modification in the Notes, this Agreement or any other Financing Document, or by the acceptance by Agent or Lenders of any additional security or any increase, substitution or change therein, or by the release by Agent or Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Obligations even though Agent, Term Loan Servicer or Lenders might lawfully have elected to apply such payments to any part or all of the Obligations, it being the intent hereof that, subject to Agent’s, Term Loan Servicer’s or Lenders’ compliance with the terms of this Article 12 and the Financing Documents, each Guarantor shall remain liable for the payment of the Obligations, until the Obligations have been paid in full, notwithstanding any act or thing which might otherwise operate as a legal or

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

equitable discharge of a surety. Each Guarantor further understands and agrees that Agent or Lenders may at any time enter into agreements with Borrowers to amend, modify and/or increase the principal amount of, interest rate applicable to or other economic and non-economic terms of this Agreement or the other Financing Documents, and may waive or release any provision or provisions of this Agreement or the other Financing Documents, and, with reference to such instruments, may make and enter into any such agreement or agreements as Agent, Lenders and Borrowers may deem proper and desirable, without in any manner impairing this Guarantee or any of Agent’s, Term Loan Servicer’s or Lenders’ rights hereunder or each Guarantor’s obligations hereunder, and each Guarantor’s obligations hereunder shall apply to the this Agreement and other Financing Documents as so amended, modified, extended, renewed or increased.
Section 12.5Reinstatement; Deficiency. This guaranty shall continue to be effective or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to this Agreement or any other Financing Document is rescinded or otherwise required to be returned by Agent, Term Loan Servicer or Lenders upon the insolvency, bankruptcy, dissolution, liquidation, or reorganization of any Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, all as though such payment to Agent, Term Loan Servicer or Lenders had not been made, regardless of whether Agent, Term Loan Servicer or Lenders contested the order requiring the return of such payment. In the event of the foreclosure of the Financing Documents and of a deficiency, each Guarantor hereby promises and agrees forthwith to pay the amount of such deficiency notwithstanding the fact that recovery of said deficiency against Borrowers would not be allowed by applicable law; however, the foregoing shall not be deemed to require that Agent, Term Loan Servicer or Lenders institute foreclosure proceedings or otherwise resort to or exhaust any other collateral or security prior to or concurrently with enforcing this guaranty.
Section 12.6Subordination of Borrowers’ Obligations to Guarantors; Claims in Bankruptcy.
(a)Any indebtedness of any Borrower to any Guarantor (including, but not limited to, any right of such Guarantor to a return of any capital contributed to a Borrower), whether now or hereafter existing, is hereby subordinated to the payment of the Obligations. Each Guarantor agrees that, until the Obligations have been paid in full, such Guarantor will not seek, accept, or retain for its own account, any payment from any Borrower on account of such subordinated debt. Any payments to any Guarantor on account of such subordinated debt shall be collected and received by such Guarantor in trust for Agent and Lenders and shall be immediately paid over to Agent, for the benefit of Agent and Lenders, on account of the Obligations without impairing or releasing the obligations of such Guarantor hereunder.
(b)Each Guarantor shall promptly file in any bankruptcy or other proceeding in which the filing of claims is required by law, all claims and proofs of claims that such Guarantor may have against any Borrower or any other Guarantor and does hereby assign to Agent or its nominee (and will, upon request of Agent, reconfirm in writing the assignment to Agent or its nominee of) all rights of such Guarantor under such claims. If such Guarantor does not file any such claim, Agent, as attorney-in-fact for such Guarantor, is hereby irrevocably authorized to do so in the name of such Guarantor, or in Agent’s discretion, to assign the claim to a designee and cause proof of claim to be filed in the name of Agent’s designee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Agent, for the benefit of Agent and Lenders, the full amount thereof and, to the full extent necessary for that purpose, each

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Guarantor hereby assigns to the Lenders all of such Guarantor’s rights to any such payments or distributions to which such Guarantor would otherwise be entitled, such assignment being a present and irrevocable assignment of all such rights.
Section 12.7Maximum Liability. The provisions of this Article 12 are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Article 12 would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Article 12, then, notwithstanding any other provision of this Article 12 to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Agent, Term Loan Servicer or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”). This Section 12.7 with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Agent, Term Loan Servicer and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other Person shall have any right or claim under this Section 12.7 with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this guaranty or affecting the rights and remedies of the Agent, Term Loan Servicer or the Lenders hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.
Section 12.8Guarantor’s Investigation. Each Guarantor acknowledges receipt of a copy of each of this Agreement and the other Financing Documents. Each Guarantor has made an independent investigation of the other Credit Parties and of the financial condition of the other Credit Parties. Neither Agent, Term Loan Servicer nor any Lender has made and neither Agent, Term Loan Servicer nor any Lender does make any representations or warranties as to the income, expense, operation, finances or any other matter or thing affecting any Credit Party nor has Agent, Term Loan Servicer or any Lender made any representations or warranties as to the amount or nature of the Obligations of any Credit Party to which this Article 12 applies as specifically herein set forth, nor has Agent, Term Loan Servicer or any Lender or any officer, agent or employee of Agent, Term Loan Servicer or any Lender or any representative thereof, made any other oral representations, agreements or commitments of any kind or nature, and each Guarantor hereby expressly acknowledges that no such representations or warranties have been made and such Guarantor expressly disclaims reliance on any such representations or warranties.
Section 12.9Termination. The provisions of this Article 12 shall remain in effect until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations for which no claim has been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid and satisfied in full.
Section 12.10Representative. Each Guarantor hereby designates Borrower Representative and its representatives and agents on its behalf for the purpose of giving and receiving all notices and other consents hereunder or under any other Financing Document and taking all other actions on behalf of such Guarantor under the Financing Documents. Borrower Representative hereby accepts such appointment.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 12.11Guarantor Acknowledgement. Without limiting the generality of the foregoing, each Guarantor, by its acceptance of this Guaranty, hereby confirms that it is a Subsidiary of a Borrower and each Guarantor further confirms that it will materially benefit from the Loans made hereunder and the parties hereto intend that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law (as defined below), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to this Guaranty. In furtherance of that intention, the liabilities of each Guarantor under this Guaranty (the “Liabilities”) shall be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Person with respect to the Liabilities, result in the Liabilities of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means the United States Bankruptcy Code, or any similar federal, state or foreign law for the relief of debtors. This paragraph with respect to the maximum liability of each Guarantor is intended solely to preserve the rights of the holders, to the maximum extent not subject to avoidance under applicable law, and neither a Guarantor nor any other Person shall have any right or claim under this paragraph with respect to such maximum liability, except to the extent necessary so that the obligations of a Guarantor hereunder shall not be rendered voidable under applicable law. Each Guarantor agrees that the Obligations guaranteed hereunder may at any time and from time to time exceed the maximum liability of such Guarantor without impairing this Guaranty or affecting the rights and remedies of the holders hereunder; provided that nothing in this sentence shall be construed to increase such Guarantor’s obligations hereunder beyond its maximum liability.
ARTICLE 13 - MISCELLANEOUS
Section 13.1Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.10 and Articles 11 and 13 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.
Section 13.2No Waivers. No failure or delay by Agent, Term Loan Servicer or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.
Section 13.3Notices.
(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email or similar writing) and shall be given to such party at its address or e-mail address set forth below or on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 13.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by electronic means, in accordance with the provisions of Section 13.3(b) and (c), or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 13.3(a).
If to any Credit Party:
Apyx Medical Corporation, as Borrower Representative
5115 Ulmerton Rd.
Clearwater, FL 33760
Attn: Tara Semb
Email: tara.semb@apyxmedical.com

If to Agent or to MCF (or any of its Affiliates or Approved Funds) as a Lender:
MidCap Funding IV Trust
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Ave, Suite 300
Bethesda, MD 20814
Attn: Account Manager for Apyx Medical transaction
Email: notices@midcapfinancial.com
With a copy to:
MidCap Funding IV Trust
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Ave, Suite 300
Bethesda, MD 20814
Attn: Legal
Email: legalnotices@midcapfinancial.com
If to Term Loan Servicer:
MidCap Financial Trust
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Ave, Suite 300
Bethesda, MD 20814
Attn: Account Manager for Apyx Medical transaction
Email: notices@midcapfinancial.com
With a copy to:
MidCap Financial Trust
c/o MidCap Financial Services, LLC, as servicer
7255 Woodmont Ave, Suite 300
Bethesda, MD 20814
Attn: Legal
Email: legalnotices@midcapfinancial.com

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

If to any Lender other than MidCap: at the address set forth on the signature pages to this Agreement or provided as a notice address for such in connection with any assignment hereunder.

(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent, Term Loan Servicer or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.
(c)Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.
Section 13.4Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
Section 13.5Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.
Section 13.6Confidentiality.
(a)Agent, Term Loan Servicer and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Credit Parties and obtained by Agent, Term Loan Servicer or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, Agent, Term Loan Servicer or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by applicable Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, (v) as Agent, Term Loan Servicer or any Lender considers appropriate in exercising remedies under the Financing Documents or at any time an Event of Default exists hereunder, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer (including any Term Loan Servicer), noteholder or secured party in a

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent, Term Loan Servicer and Lenders under this Section 13.6 shall supersede and replace the obligations of Agent, Term Loan Servicer and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent, Term Loan Servicer or any Lender prior to the date hereof.
Section 13.7Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.
Section 13.8GOVERNING LAW; SUBMISSION TO JURISDICTION.
(a)THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).
(b)EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF NEW YORK IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

Section 13.9WAIVER OF JURY TRIAL.
(a)EACH CREDIT PARTY, AGENT, TERM LOAN SERVICER, AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH CREDIT PARTY, AGENT, TERM LOAN SERVICER, AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH CREDIT PARTY, AGENT, TERM LOAN SERVICER AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.
Section 13.10Publication; Advertisement.
(a)Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.
(b)Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.
Section 13.11Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.
Section 13.12No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
Section 13.13Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent, Term Loan Servicer or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent, Term Loan Servicer and Lenders in their sole and absolute discretion and credit judgment.
Section 13.14Expenses; Indemnity
(a)Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Credit Parties hereby agree to promptly pay (i) all reasonable and documented out-of-pocket costs and expenses of Agent and Term Loan Servicer (including, without limitation, the reasonable and documented fees, costs and expenses of external counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent or Term Loan Servicer of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents other than disputes solely among Lenders and/or Agent (other than any claims against such person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent and/or Term Loan Servicer in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent and/or Term Loan Servicer (other than any claims against such person in its capacity or in fulfilling its role as Agent, Term Loan Servicer, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent, Term Loan Servicer or Lenders are a party thereto.
(b)Each Credit Party hereby agrees to indemnify, pay and hold harmless Agent, Term Loan Servicer and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent, Term Loan Servicer and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the documented out-of-pocket fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of a Credit Party or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Credit Parties shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Credit Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 13.14(b) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, claims etc. arising from any non-Tax claim.
(c)Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 13.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
Section 13.15RESERVED.
Section 13.16Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
Section 13.17Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Credit Parties and Agent, Term Loan Servicer and each Lender and their respective successors and permitted assigns.
Section 13.18USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender), Term Loan Servicer (for itself and not on behalf of any Lender), and each Lender hereby notifies Credit Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Credit Parties, which information includes the name and address of the Credit Parties and such other information that will allow Agent, Term Loan Servicer, or such Lender, as applicable, to identify Credit Parties in accordance with the USA PATRIOT Act.
Section 13.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 13.20Erroneous Payments.
(a)Each Lender and any other party hereto hereby severally agrees that if (i) the Agent or Term Loan Servicer notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Lender which is an Affiliate of a Lender) or any other Person that has received funds from the Agent, the Term Loan Servicer or any of their Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Agent or Term Loan Servicer, as applicable, has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent or Term Loan Servicer (or any of their Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent or the Term Loan Servicer (or any of their Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent or Term Loan Servicer (or any of their Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 13.20(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent or Term Loan Servicer to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent or Term Loan Servicer, as applicable, for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent and Term Loan Servicer in writing of such occurrence.
(c)In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent or Term Loan Servicer, as applicable, and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent or Term Loan Servicer, as applicable, and upon demand from the Agent or Term Loan Servicer, as applicable, such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent or Term Loan Servicer, as applicable, the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

to the Agent or Term Loan Servicer, as applicable, at the greater of the Federal Funds Rate and a rate determined by the Agent or Term Loan Servicer, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent or Term Loan Servicer for any reason, after demand therefor by the Agent or Term Loan Servicer, as applicable, in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent or Term Loan Servicer, as applicable, and upon the Agent’s or Term Loan Servicer’s, as applicable, written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount, as applicable) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or Term Loan Servicer or, at the option of the Agent or Term Loan Servicer (as applicable), the Agent’s or Term Loan Servicer’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent or Term Loan Servicer, as applicable, may specify) (such assignment of the Loans (but not its Term Loan Commitment Amount or Revolving Loan Commitment Amount, as applicable) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent or Term Loan Servicer, as applicable, may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.17 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent or Term Loan Servicer, as applicable (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Document, or otherwise payable or distributable by the Agent or Term Loan Servicer, as applicable, to such Payment Recipient from any source, against any amount due to the Agent or Term Loan Servicer, as applicable, under this Section 13.20 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent or the Term Loan Servicer, as applicable, from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)Each party’s obligations under this Section 13.20 shall survive the resignation or replacement of the Agent or Term Loan Servicer, as applicable, or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments, the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.
(g)The provisions of this Section 13.20 to the contrary notwithstanding, (i) nothing in this Section 13.20 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent or Term Loan Servicer, as applicable, has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent or Term Loan Servicer, as applicable, of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).
[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed as of the day and year first above mentioned.

BORROWER:		APYX MEDICAL CORPORATION

	By:	/s/ Tara Semb
	Name:	Tara Semb
	Title:	Chief Financial Officer

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

GUARANTOR:		APYX CHINA HOLDING CORP.

	By:	/s/ Todd Hornsby
	Name:	Todd Hornsby
	Title:	President and CEO

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

AGENT:	MIDCAP FUNDING IV TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: Account Manager for Apyx Medical transaction E-mail: notices@midcapfinancial.com with a copy to:

c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: General Counsel E-mail: legalnotices@midcapfinancial.com

Revolving Loan Payment Account Designation:

Wells Fargo Bank, N.A. (McLean, VA) ABA #: 121-000-248 Account Name: MidCap Funding IV Trust – Collections Account #: 2000036282803 Attention: Apyx Medical Facility

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

TERM LOAN SERVICER:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: Account Manager for Apyx Medical transaction E-mail: notices@midcapfinancial.com with a copy to:

c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: General Counsel E-mail: legalnotices@midcapfinancial.com

Term Loan Payment Account Designation:

SunTrust Bank, N.A. ABA #: 061000104 Account Name: MidCap Financial Trust – Collections Account #: 1000113400435 Attention: Apyx Medical Facility

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

LENDER:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: Account Manager for Apyx Medical transaction E-mail: notices@midcapfinancial.com with a copy to:

c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: General Counsel E-mail: legalnotices@midcapfinancial.com

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

LENDER:	MIDCAP FUNDING XIII TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: Account Manager for Apyx Medical transaction E-mail: notices@midcapfinancial.com with a copy to:

c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 300 Bethesda, Maryland 20814 Attn: General Counsel E-mail: legalnotices@midcapfinancial.com

MidCap / Apyx Medical / Credit, Security and Guaranty Agreement

ANNEXES, EXHIBITS AND SCHEDULES
ANNEXES
Annex A        Commitment Annex

EXHIBITS
Exhibit A*        [Reserved]
Exhibit B        Form of Compliance Certificate
Exhibit C*        Borrowing Base Certificate
Exhibit D        Form of Notice of Borrowing
Exhibit E-1        Form of U.S. Tax Compliance Certificate
Exhibit E-2        Form of U.S. Tax Compliance Certificate
Exhibit E-3        Form of U.S. Tax Compliance Certificate
Exhibit E-4        Form of U.S. Tax Compliance Certificate
Exhibit F*        Closing Checklist
Exhibit G        Form of Assignment Agreement

SCHEDULES
Schedule 2.1        Scheduled Principal Payments for Term Loan
Schedule 3.1*        Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4*        Capitalization
Schedule 3.6*        Litigation
Schedule 3.17*        Material Contracts
Schedule 3.18*        Environmental Compliance
Schedule 3.19*        Intellectual Property
Schedule 4.9*        Litigation, Governmental Proceedings and Other Notice Events
Schedule 4.17*        Products; Regulatory Required Permits
Schedule 5.1*        Debt; Contingent Obligations
Schedule 5.2*        Liens;
Schedule 5.7*        Permitted Investments
Schedule 5.8*        Affiliate Transactions
Schedule 5.11*        Business Description
Schedule 5.14*        Deposit Accounts and Securities Accounts
Schedule 6.1        Minimum Advanced Energy Net Revenue
Schedule 7.4        Post-Closing Obligations
Schedule 9.1        Collateral
Schedule 9.2(b)*    Location of Collateral
Schedule 9.2(d)*    Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property

*Exhibit or schedule is not material and has been omitted from this filing

Annex A to Credit Agreement (Commitment Annex)

Lender	Term Loan Tranche 1 Commitment Amount	Term Loan Tranche 1 Commitment Percentage	Term Loan Tranche 2 Commitment Amount	Term Loan Tranche 2 Commitment Percentage	Term Loan Tranche 3 Commitment Amount	Term Loan Tranche 3 Commitment Percentage
MidCap Financial Trust	$0	0%	$5,000,000	100%	$10,000,000	100%
MidCap Funding XIII Trust	$10,000,000	100%	$0.00	0%	$0.00	0%
TOTALS	$10,000,000	100%	$5,000,000	100%	$10,000,000	100%

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
MidCap Financial Trust	$10,000,000	100%
TOTALS	$10,000,000	100%

Exhibit B to Credit Agreement (Form of Compliance Certificate)

COMPLIANCE CERTIFICATE
This Compliance Certificate is given by _____________________, a Responsible Officer of Apyx Medical Corporation, a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit, Security and Guaranty Agreement dated as of February 17, 2023 among the Borrower Representative, all the Borrowers from time to time party thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Funding IV Trust, as Agent, MidCap Financial Trust, as Term Loan Servicer, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby certifies to Agent and Lenders that:
(a)[the financial statements delivered with this certificate in accordance with Section 4.1 of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Credit Parties and their Consolidated Subsidiaries as of the dates and the accounting period covered by such financial statements;]1
(b)the representations and warranties of each Credit Party contained in the Financing Documents are true, correct and complete in all material respects on and as of the date hereof, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(c)I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Credit Parties and their Consolidated Subsidiaries during the accounting period covered by such financial statements, and such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Credit Parties have taken, are undertaking and propose to take with respect thereto;
(d)[except as noted on Schedule 2 attached hereto, Schedule 9.2(b) to the Credit Agreement contains a complete and accurate list of all business locations of Borrowers and Guarantors and all names under which Borrowers and Guarantors currently conduct business and required to be
1 Note to draft: to be included with quarterly Compliance Certificates.

disclosed pursuant to Article 9 of the Credit Agreement; Schedule 2 specifically notes any changes in the names under which any Borrower or Guarantors conduct business;]2
(e)except as noted on Schedule 3 attached hereto, the undersigned has no knowledge of (i) any federal or state tax liens having been filed against any Borrower, Guarantor or any Collateral, or (ii) any failure of any Borrower or any Guarantors to make required payments of withholding or other tax obligations of any Borrower or any Guarantors during the accounting period to which the attached statements pertain or any subsequent period that are required to be made in accordance with Section 4.2 of the Credit Agreement;
(f)[except as noted on Schedule 4 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 4 to any previous Compliance Certificate, Schedule 5.14 to the Credit Agreement contains a complete and accurate statement of all deposit accounts or investment accounts maintained by Borrowers and Guarantors;]3
(g)[except as noted on Schedule 5 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 5 to any previous Compliance Certificate, Schedule 3.19 to the Credit Agreement is true and correct in all material respects;]4
(h)[except as noted on Schedule 6 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 6 to any previous Compliance Certificate, no Borrower or Guarantor has acquired, by purchase or otherwise, any Chattel Paper, Letter of Credit Rights, Instruments, Documents or Investment Property that is required to be disclosed pursuant to Section 9.2 of the Credit Agreement;]5
(i)[except as noted on Schedule 7 attached hereto, or as the Borrower Representative may have notified Agent on any Schedule 7 to any previous Compliance Certificate, no Borrower or Guarantor is aware of any commercial tort claim that is required to be disclosed pursuant to Section 9.2 of the Credit Agreement;]6
(j)Credit Party Cash as of the date that is five (5) Business Days prior to the date hereof is $[__________];
(k)The aggregate amount of cash and Cash Equivalents held by Credit Parties (taken as whole) as of the date that is five (5) Business Days prior to the date hereof is $[__________];
(l)The aggregate amount of cash and Cash Equivalents held by all Restricted Foreign Subsidiaries (taken as a whole) as of the date that is five (5) Business Days prior to the date hereof is $[__________];
2 Note to draft: to be included with quarterly Compliance Certificates.
3 Note to draft: to be included with quarterly Compliance Certificates.
4 Note to draft: to be included with quarterly Compliance Certificates.
5 Note to draft: to be included with quarterly Compliance Certificates.
6 Note to draft: to be included with quarterly Compliance Certificates.

(m)The aggregate amount of cash and Cash Equivalents held by the Restricted Immaterial Subsidiary as of the date that is five (5) Business Days prior to the date hereof is $[__________];
(n)The aggregate amount of cash and Cash Equivalents held by the Restricted JV Subsidiary as of the date that is five (5) Business Days prior to the date hereof is $[__________];
(o)[Advanced Energy Net Revenue of Borrowers for the relevant Defined Period is equal to $[__________];]7
(p)[The aggregate revenue (as determined in accordance with GAAP) of the Restricted Foreign Subsidiaries for the relevant Defined Period is equal to $[__________];]8
(q)[The aggregate revenue (as determined in accordance with GAAP) of the Credit Parties and their Consolidated Subsidiaries for the relevant Defined Period is equal to $[__________];]9 and
(r)[Credit Parties are [NOT] in compliance with the covenants contained in Section 6.1 of the Credit Agreement, as demonstrated by the calculation attached hereto. Such calculations and the certifications contained therein are true, correct and complete.]10
(s)Credit Parties are [NOT] in compliance with the covenants contained in Section 6.2 of the Credit Agreement, as demonstrated by the calculation attached hereto. Such calculations and the certifications contained therein are true, correct and complete.
The foregoing certifications and computations are made as of ________________, 202__ (end of quarter) and as of _____________, 202__.

7 Note to draft: to be included with quarterly Compliance Certificates.
8 Note to draft: to be included with quarterly Compliance Certificates.
9 Note to draft: to be included with quarterly Compliance Certificates.
10 Note to draft: to be included with quarterly Compliance Certificates.

Sincerely, APYX MEDICAL CORPORATION By: Name: Title:

Exhibit D to Credit Agreement (Form of Notice of Borrowing)

NOTICE OF BORROWING
This Notice of Borrowing is given by _____________________, a Responsible Officer of APYX MEDICAL CORPORATION, a Delaware corporation (the “Borrower Representative”), pursuant to that certain Credit, Security and Guaranty Agreement dated as of February 17, 2023 among the Borrower Representative, and any additional Borrower that may hereafter be added thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Funding IV Trust, as Agent, MidCap Financial Trust, as Term Loan Servicer, and the financial institutions or other entities from time to time parties hereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
The undersigned Responsible Officer hereby gives notice to [Agent] / [Agent and Term Loan Servicer] of Borrower Representative’s request to borrow $____________________ of [Revolving Loans][Term Loan Tranche [__]] on _______________, 202__. [Attached is a Borrowing Base Certificate complying in all respects with the Credit Agreement and confirming that, after giving effect to the requested advance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit.]
The undersigned officer hereby certifies that, both before and after giving effect to the request above (a) each of the conditions precedent set forth in Section 7.2 have been satisfied, (b) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete as of the date hereof, except to the extent such representation or warranty relates to a specific date, in which case such representation or warranty is true, correct and complete as of such earlier date, and (c) no Default or Event of Default has occurred and is continuing on the date hereof.
IN WITNESS WHEREOF, the undersigned officer has executed and delivered this Notice of Borrowing this ____ day of ___________, 202__.

Sincerely, [BORROWER REPRESENTATIVE] By: Name: Title:

Exhibit E-1 to Credit Agreement (Form of U.S. Tax Compliance Certificate)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
This U.S. Tax Compliance Certificate is given by _____________________, pursuant to that certain Credit, Security and Guaranty Agreement dated as of February 17, 2023 among the Borrower Representative, the Borrowers from time to time party thereto (collectively, “Borrowers”), the Guarantors party thereto, MidCap Funding IV Trust, as Agent, MidCap Financial Trust, as Term Loan Servicer, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Agent, Term Loan Servicer and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative, Agent and Term Loan Servicer, and (2) the undersigned shall have at all times furnished the Borrower Representative, Term Loan Servicer and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit E-2 to Credit Agreement (Form of U.S. Tax Compliance Certificate)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
This U.S. Tax Compliance Certificate is given pursuant to that certain Credit, Security and Guaranty Agreement dated as of February 17, 2023 among the Borrower Representative, the Borrowers from time to time party (collectively, “Borrowers”), the Guarantors party thereto, MidCap Funding IV Trust, as Agent, MidCap Financial Trust, as Term Loan Servicer, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form -8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit E-3 to Credit Agreement (Form of U.S. Tax Compliance Certificate)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
This U.S. Tax Compliance Certificate is given pursuant to that certain Credit, Security and Guaranty Agreement dated as of February 17, 2023 among the Borrower Representative, the Borrowers from time to time party (collectively, “Borrowers”), the Guarantors party thereto, MidCap Funding IV Trust, as Agent, MidCap Financial Trust, as Term Loan Servicer, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

Exhibit E-4 to Credit Agreement (Form of U.S. Tax Compliance Certificate)
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
This U.S. Tax Compliance Certificate is given pursuant to that certain Credit, Security and Guaranty Agreement dated as of February 17, 2023 among the Borrower Representative, the Borrowers from time to time party (collectively, “Borrowers”), the Guarantors party thereto, MidCap Funding IV Trust, as Agent, MidCap Financial Trust, as Term Loan Servicer, and the financial institutions or other entities from time to time parties thereto, each as a Lender (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
Pursuant to the provisions of Section 2.8(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Financing Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished Agent, Term Loan Servicer and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative, Term Loan Servicer and Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative, Term Loan Servicer and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________
Date: ________ __, 20[ ]

Exhibit G to Credit Agreement (Form of Assignment Agreement)
ASSIGNMENT AGREEMENT
This Assignment Agreement (this “Assignment Agreement”) is entered into as of __________ by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit, Security and Guaranty Agreement dated as of February 17, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrowers from time to time party to the Credit Agreement (each individually as a “Borrower”, and collectively and any entities that become party thereto as Borrower and each of their successors and permitted assigns, the “Borrowers”), the Guarantors party thereto from time to time, the financial institutions from time to time party thereto, as Lenders, MIDCAP FUNDING IV TRUST, as Agent, and MIDCAP FINANCIAL TRUST, as Term Loan Servicer. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
Assignor and Assignee hereby agree as follows:
1.    Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto (the “Schedule”), in and to Assignor’s rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the “Effective Date”). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein. On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule.
2.    Assignor (i) represents that as of the Effective Date, it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim; (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.
3.    Assignee (i) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (ii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) appoints and authorizes Term Loan Servicer to take such action as Term Loan Servicer on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Term Loan Servicer by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (vii) represents and warrants that Assignee is not a Foreign Lender or, if it is a Foreign Lender, that it has delivered to Agent the documentation required to be delivered to Agent by Section 13 below; (viii) represents and warrants that Assignee is (or, upon receipt of any required consents hereto by Agent and Borrower, will be) an Eligible Assignee and (ix) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.
4.    Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity.
5.    Upon the effectiveness of this Assignment Agreement pursuant to Section 13 below, (i) Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (ii) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (iii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (iv) Agent or Term Loan Servicer, as applicable, shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Agent or Term Loan Servicer or with respect to the making of this assignment directly between themselves.
6.    Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement.
7.    Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

8.    For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule. Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.
9.    In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.    THIS ASSIGNMENT AGREEMENT AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).
11.    This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
12.    This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.
13.    This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by Agent as evidence of its consent hereto, (iii) the receipt by Agent of the administrative fee referred to in Section 11.17(a) of the Credit Agreement, (iv) in the event Assignee is a Foreign Lender, the receipt by Agent of a U.S. Tax Compliance Certificate and United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E or W-8IMY (as applicable), or such other forms, certificates or documents prescribed by the United States Internal Revenue Service, properly completed and executed by Assignee, certifying as to Assignee’s entitlement to exemption from withholding or deduction of Taxes in accordance with Sections 2.8(c) and (e) of the Credit Agreement, and (v) the receipt by Agent of originals or telecopies of the counterparts described above.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR: ___________________________ By: Title:
ASSIGNEE: ___________________________ By: Title:

Consented to:

[MIDCAP FUNDING IV TRUST], as Agent

By:     Apollo Capital Management, L.P.,
its investment manager

By:    Apollo Capital Management GP,
            LLC, its general partner

By: ________________________________
Name:______________________________
Title: ______________________________

Schedule 2.1 - Amortization
Term Loan Tranche 1
Commencing on March 1, 2025 (the “Initial Amortization Start Date”) and continuing on the first day of each calendar month thereafter, Borrower shall pay to Term Loan Servicer as a principal payment on the Term Loan Tranche 1 an amount equal to the total principal amount of the Term Loan Tranche 1 made to Borrower divided by thirty-six (36), for a thirty-six (36) month straight-line amortization of equal monthly principal payments; provided that if the IO Extension Conditions have been satisfied, then the Initial Amortization Start Date shall be extended to March 1, 2026 (the “Extended Amortization Start Date”) and the principal payments to be made in respect of the Term Loan Tranche 1 shall be in an amount equal to the total principal amount of the Term Loan Tranche 1 made to Borrower divided by twenty-four (24), for a twenty-four (24) month straight-line amortization of equal monthly principal payments.
Term Loan Tranche 2
Commencing on the Initial Amortization Start Date and continuing on the first day of each calendar month thereafter, Borrower shall pay to Term Loan Servicer as a principal payment on the Term Loan Tranche 2 an amount equal to the total principal amount of the Term Loan Tranche 2 made to Borrower divided by thirty-six (36), for a thirty-six (36) month straight-line amortization of equal monthly principal payments; provided that if the IO Extension Conditions have been satisfied, then the Initial Amortization Start Date shall be extended to the Extended Amortization Start Date and the principal payments to be made in respect of the Term Loan Tranche 2 shall be in an amount equal to the total principal amount of the Term Loan Tranche 2 made to Borrower divided by twenty-four (24), for a twenty-four (24) month straight-line amortization of equal monthly principal payments.
Term Loan Tranche 3
Commencing on the Initial Amortization Start Date and continuing on the first day of each calendar month thereafter, Borrower shall pay to Term Loan Servicer as a principal payment on the Term Loan Tranche 3 an amount equal to the total principal amount of the Term Loan Tranche 3 made to Borrower divided by thirty-six (36), for a thirty-six (36) month straight-line amortization of equal monthly principal payments; provided that if the IO Extension Conditions have been satisfied, then the Initial Amortization Start Date shall be extended to the Extended Amortization Start Date and the principal payments to be made in respect of the Term Loan Tranche 3 shall be in an amount equal to the total principal amount of the Term Loan Tranche 3 made to Borrower divided by twenty-four (24), for a twenty-four (24) month straight-line amortization of equal monthly principal payments.
Notwithstanding anything to the contrary contained in the foregoing, the entire remaining outstanding principal balance under the Term Loans shall mature and be due and payable upon the Termination Date.
For purposes hereof of this Schedule 2.1, the following terms shall have the following meanings:

“IO Extension Conditions” means satisfaction of each of the following conditions: (a) Borrower Representative has provided written notice to Agent and Term Loan Servicer at least five (5) Business Days prior to the Initial Amortization Start Date that it is electing to extend the amortization start date and certifying that the condition set forth below in clauses (b) and (c) have been satisfied, (b) Credit Parties have delivered the Compliance Certificate to Agent pursuant to Section 4.1 for the Defined Period ending December 31, 2024 demonstrating to Agent’s satisfaction that the Borrowers are in compliance with Section 6.1 and Section 6.2, and (c) no Default or Event of Default has occurred and is continuing on the Initial Amortization Start Date.

Schedule 6.1– Minimum Advanced Energy Net Revenue

Defined Period Ending	Minimum Advanced Energy Net Revenue Amount
March 31, 2023	$34,000,000
June 30, 2023	$39,000,000
September 30, 2023	$44,000,000
December 31, 2023	$49,000,000
March 31, 2024	$52,000,000
June 30, 2024	$55,000,000
September 30, 2024	$57,000,000
December 31, 2024	$60,000,000
March 31, 2025	$64,000,000
June 30, 2025	$66,000,000
September 30, 2025	$68,000,000
December 31, 2025	$70,000,000

Schedule 7.4 – Post-Closing Requirements

Credit Parties shall satisfy and complete each of the following obligations, or provide Agent each of the items listed below, as applicable, on or before the date indicated below, all to the satisfaction of Agent in its sole and absolute discretion:

1. within fifteen (15) Business Days of the Closing Date (or such later date as Agent may agree in its sole discretion), Credit Parties shall have provided to Agent fully executed Securities Account Control Agreements, in form and substance reasonably satisfactory to Agent, with respect to all Securities Accounts of Credit Parties (other than Excluded Accounts).

2.by the date that is thirty (30) days after the Closing Date (or such later date as Agent may agree in its sole discretion), Credit Parties shall have established a Lockbox and one or more Lockbox Accounts in accordance with the terms of Section 2.11 and shall have provided to Agent a fully executed Deposit Account Control Agreement with respect to each such Lockbox and Lockbox Account.

3.by the date that is thirty (30) days after the Closing Date (or such later date as Agent may agree in its sole discretion), with respect to the insurance policies required by Section 4.4, Credit Parties shall provide Agent with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of Agent, for the ratable benefit of the Lenders.

4.by the date that is five (5) Business Days after the Closing Date (or such later date as Agent may agree in writing), Credit Parties shall provide Agent with the original stock certificates and accompanying duly-executed and undated stock powers (or similar instrument of transfer) required to be delivered pursuant to the Pledge Agreement.

Credit Parties’ failure to complete and satisfy any of the above obligations on or before the date indicated above, or Credit Parties’ failure to deliver any of the above listed items on or before the date indicated above, shall constitute an immediate an automatic Event of Default.

Schedule 9.1 – Collateral
The Collateral consists of all of each Credit Party’s assets, including without limitation, all of each Credit Party’s right, title and interest in and to the following, whether now owned or hereafter created, acquired or arising, but in all cases excluding Excluded Property:
(1)all goods, Accounts (including health-care insurance receivables), Equipment, Inventory, contracts together with all contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims (including each such claim listed on Schedule 9.2(d)), documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), vehicles and title documents with respect to vehicles, cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located;
(2)each Credit Party’s books and records relating to any of the foregoing and all rights of access to such Credit Party’s books and records; and
(3)any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.